EXHIBIT 10.55

Asset Purchase Agreement dated as of December 1, 2006

among

Trimont Land Company,

Ski Lifts, Inc.,

DRE, L.L.C.,

Loon Mountain Recreation Corporation,

Loon Realty Corp,

Sierra-at-Tahoe, Inc.,

Booth Creek Resort Properties LLC

and CNL Income Partners, LP

i

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of December 1, 2006 (the “Signing Date”), is made and entered into by and among (i) Trimont Land Company, a California corporation (“TLC”), Ski Lifts, Inc., a Washington corporation (“Ski Lifts”), DRE, L.L.C., a Delaware limited liability company (“DRE”), Loon Mountain Recreation Corporation, a New Hampshire corporation (“LMRC”), Loon Realty Corp., a New Hampshire corporation (“Loon Realty”), and Sierra-at-Tahoe, Inc., a Delaware corporation (“Sierra”), being hereinafter collectively referred to as “Sellers”; (ii) Booth Creek Resort Properties LLC, a Delaware limited liability company (“Newco”); (iii) CNL Income Partners, LP, a Delaware limited partnership, or its Affiliate designee(s) or Affiliate assign(s) (“Purchaser”); and (iv) for purposes of Section 4.7 only, The Talon Group, Orlando Services Division, a division of First American Title Insurance Company (the “Escrow Agent”).

RECITALS

A. Pursuant to the Securities Purchase Agreement (as hereinafter defined), Newco intends to acquire all of the ownership interests in, among other entities, each of Sellers.

B. Sellers own the Purchased Assets.

C. Purchaser wishes to purchase from Sellers and Sellers wish to sell to Purchaser, the Purchased Assets (as defined below), subject to the Assumed Liabilities (as defined below) and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” of a Person shall mean all accounts, notes, accounts receivable, payment intangibles, contract rights, drafts, and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods or other property sold, leased or licensed, services performed or to be performed, or otherwise, owned by that Person or in which that Person has any interest, together with all guarantees, security agreements and other rights and interests guaranteeing or securing the same.

“Affiliate” shall mean, with respect to any Person, (a) a Person directly or indirectly controlling, controlled by or under common control with such Person; (b) a Person owning or controlling thirty-five percent (35%) or more of the outstanding voting securities of such Person; or (c) a trustee, officer, director, member or partner of such Person or a member of the immediate family of an officer, director, member or partner of such Person. When the Affiliate is an officer, director, member or partner of such Person, or a member of the immediate family of an officer, director, member or partner, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For purposes of this Agreement, however, Newco shall not be considered an Affiliate of Sellers or any of their Affiliates.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions of Section 19.1.

“Alternative Proposal” shall mean a proposal or offer (other than by Purchaser or any of its Affiliates) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Newco or any Seller or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Newco or any Seller.

“Anticipated Closing Date” shall mean December 20, 2006.

“Applicable Law” shall mean all applicable federal, state, regional and/or local laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, as amended, modified or promulgated from time to time, of all courts of competent jurisdiction and Authority, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including, without limitation, those relating to (i) damage to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers) or (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Authority pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, Releases or threatened Releases of Hazardous Substance, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substance, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

“Assignment and Amendment of Commercial Property Purchase Agreement” shall mean that certain Assignment and Amendment of Commercial Property Purchase Agreement, dated as of the Closing Date by and among TLH, NMP and Purchaser or its Affiliate designee, substantially in a form and substance to be negotiated by the parties thereto. When the form and substance of the Assignment and Amendment of Commercial Property Purchase Agreement are so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the Assignment and Amendment of Commercial Property Purchase Agreement will be attached as an exhibit hereto.

“Assumed Contracts” shall mean those Contracts set forth on Schedule 1.1(a).

“Assumed Liabilities” shall have the meaning specified in Section 3.1.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether Federal, state, local or foreign.

“Base Purchase Price” shall have the meaning specified in Section 4.1.

“BCSG” shall mean Booth Creek Ski Group, Inc., a Delaware corporation.

“BCSH” shall mean Booth Creek Ski Holdings, Inc., a Delaware corporation.

“Books and Records” of a Person shall mean all books and records, ledgers, employee records, customer lists, files, correspondence, computer data bases, accounting information and other records of every kind, whether written, computerized or maintained in any other medium, which are owned or by or under the control of that Person or in which that Person has any interest.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” shall mean money, currency or a credit balance in a deposit account or “money market” account at a bank, brokerage firm or other financial institution.

“Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one (1) year from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. and (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq.

“Closing” shall mean the consummation of the transactions contemplated in this Agreement.

“Closing Date” shall mean the date upon which the Closing occurs.

“Closing Payment” shall have the meaning specified in Section 4.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Commercial Property Lease Agreement” shall mean that certain Lease Agreement, to be dated as of the closing of the transactions contemplated by the Assignment and Amendment of Commercial Property Purchase Agreement, by and between Purchaser or its Affiliate designee, as landlord, and TLC, as tenant, relating to the lease by TLC of the commercial property which is subject to the Assignment and Amendment of Commercial Property Purchase Agreement, substantially in a form and substance to be negotiated by the parties thereto. When the form and substance of the Commercial Property Lease Agreement are so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the Commercial Property Lease Agreement will be attached as an exhibit hereto.

“Contracts” shall mean all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, collective bargaining agreements, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto.

“Control” (including the correlative meanings of the terms “Controlling,” “Controlled by,” and “under common Control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” of a Person shall mean all works, including literary works, pictorial, graphic and sculptural works, digital sound recordings, software, graphics, architectural works, logos and any other work that may be the subject matter of copyright protection; and all statutory protection obtained or obtainable thereon, including all worldwide statutory, common law and registered copyrights and all applications and registrations therefor and any related moral rights (droit moral).

“Deposit” shall mean the amount of Five Million and No/100 Dollars ($5,000,000.00) to be deposited by Purchaser with Escrow Agent pursuant to Section 4.7 hereof, together with all interest earned thereon.

“Disapproved Matter” shall have the meaning specified in Section 9.8(a).

“DRE” shall have the meaning specified in the introductory paragraph of this Agreement.

“Effective Time” shall mean 12:01 a.m. New York City time on the day after the Closing Date.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Laws and Orders” shall mean, collectively, all Applicable Laws relating to the protection of the environment, including, without limitation, (a) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land; (b) all requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or presence of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (c) RCRA, CERCLA, the Clean Air Act, the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Federal Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Endangered Species Act, the National Environmental Policy Act, all analogous state or local statutes of the States of California, Washington and New Hampshire, as the case may be, and all regulations promulgated pursuant to any of the foregoing.

“Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement to be executed by Newco and Sellers in favor of Purchaser as of the Closing Date substantially in a form and substance to be negotiated by the parties thereto. When the form and substance of the Environmental Indemnity Agreement is so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the Environmental Indemnity Agreement will be attached as an exhibit hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Escrow Agent” shall mean The Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Excluded Assets” shall mean:

(a) the Excluded Real Property;

(b) the Excluded Leaseholds;

(c) the Excluded Tangible Personal Property;

(d) the Excluded Personal Property Leases;

(e) the Excluded Intellectual Property;

(f) the Excluded Licenses and Permits;

(g) all Cash and Cash Equivalents of Sellers;

(h) all Accounts Receivable of Sellers;

(i) Inventories of merchandise held for retail sale;

(j) all Prepaid Items and other current assets of Sellers;

(k) all rights and obligations arising under Contracts of Sellers which are not Assumed Contracts;

(l) all Labor Agreements;

(m) all of Sellers’ rights to refunds of all or any part of any Taxes paid by Sellers prior to, at or after the Effective Time;

(n) all of Sellers’ tax and information returns; all correspondence between Sellers and their shareholders; all corporate documents relating to the formation, capitalization and borrowings of Sellers or pertaining to its relations with its shareholders; all other financial records of Sellers which do not relate to Sellers’ ownership and operation of the Purchased Assets;; all privileged attorney-client communications of Newco and Sellers or attorney work product relating to the negotiation and documentation of this Agreement and the transactions contemplated herein, and all other privileged attorney-client communications of Newco and Sellers or attorney work product relating to the Purchased Assets, but in the latter case only to the extent that disclosure to Purchaser is reasonably likely to expose Newco or Sellers to liability to a third Person; and correspondence and other materials of Sellers relating exclusively to the Excluded Assets or the proposed sale of the Purchased Assets or the negotiation, execution and delivery of this Agreement; provided, however, that except with respect to such confidential or privileged information upon reasonable notice from Purchaser to Newco or its successors-in-interest, Newco or its successors-in-interest shall provide Purchaser or cause Purchaser to be provided with access at no charge to any of the foregoing described material and with copies of any of said documents;

(o) all of Sellers’ claims, causes of action, choses in action, and rights of set-off of any kind against or pertaining to (i) their shareholders, officers or directors, (ii) any Purchased Asset or (iii) any Excluded Asset or any Retained Liability;

(p) all certifications and approvals from all certifying agencies issued to Sellers and all of Sellers’ rights to all data and records held by certifying agencies;

(q) all of Sellers’ right to receive mail and other communications which do not relate to the ownership of the Purchased Assets, including, without limitation, all electronic mail addresses of Sellers; and

(r) all of the rights, interests and assets of Sellers listed on Schedule 1.1(b).

“Excluded Intellectual Property” shall mean all of Sellers’ interest in the Seller Intellectual Property identified on Schedule 1.1(c).

“Excluded Leaseholds” shall mean all of Sellers’ right, title and interest in and to the leasehold interests identified on Schedule 1.1(d);

“Excluded Licenses and Permits” shall mean all of the Licenses and Permits of each Seller other than the Transferred Seller Licenses and Permits.

“Excluded Personal Property Leases” shall mean all of Sellers’ right, title and interest in and to the leases of Tangible Personal Property identified on Schedule 1.1(e)

“Excluded Real Property” shall mean all of Sellers’ right, title and interest in and to the Real Property identified on Schedule 1.1(f).

“Excluded Tangible Personal Property” shall mean all of Sellers’ right, title and interest in and to the Tangible Personal Property identified on Schedule 1.1(g).

“Existing Environmental Report(s)” shall have the meaning specified in Section 9.8(d).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, as in effect on the date of this Agreement and as interpreted in accordance with the customary and historical accounting practices and procedures of Sellers, which Sellers reasonably believe are in accordance with GAAP.

“Hazardous Substance” shall mean any substance or organism:

(a) the presence of which requires or may hereafter require, notification, investigation or remediation under any Applicable Law; or

(b) which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” or “biocontaminant” under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), National Emissions Standards for Hazardous Air Pollutants (42 U.S.C. Section 7401 et seq.), Occupational Safety and Health Act (84 Stat. 1590), Housing and Urban Development rules concerning lead-based paint, and the regulations promulgated in association therewith; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Authority of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which in, on, under, at or from the Seller Real Property causes or materially threatens to cause a violation of Applicable Law associated with the Seller Real Property or to adjacent properties or poses or materially threatens to pose a hazard to the Seller Real Property or to the health or safety of persons at, on or about the Seller Real Property; or

(e) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds, by-products, constituents, or additives thereto; or

(f) which contains polychlorinated biphenyls (PCBs) or asbestos, lead, or urea formaldehyde foam insulation; or

(g) which contains or emits radioactive particles, waves or material; or

(h) which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

“Income Tax” shall mean all Taxes based upon, measured by and calculated with respect to, net income or profits, including any interest, penalties or additions thereto. For purposes of clarification, Income Tax shall include, without limitation, all Taxes due for regular Federal income tax, Federal and state alternative minimum tax, California state income tax, New Hampshire Business and Enterprise Tax and New Hampshire Business Profits Tax.

“Indemnified Party” shall have the meaning specified in Section 15.3.

“Indemnifying Party” shall have the meaning specified in Section 15.3.

“Intellectual Property” of a Person shall mean all worldwide intangible properties, proprietary information, ideas and related rights, owned, possessed, controlled, used, authored, created, developed, reduced to practice or licensed by or on behalf of that Person, or in which that Person has any interest (sole or joint) (including the right to use, enforce or exclude others, by license or otherwise), and includes, without limitation, (a) all Trademarks; (b) all domain names and URL’s and all websites, and all data, content, the “look and feel” and underlying source code and object code of all such websites; (c) all Copyrights; (d) all Patents; (e) all Know-how, Proprietary Information and Data (f) all software developed for or on behalf of such Person pursuant to an agreement between such Person and the software designer designating the software a “work made for hire,” all software developed by an employee of such Person, and all coding and documentation thereof (collectively, the “owned software”) and all “off the shelf” software purchased in retail transactions or software otherwise licensed from third-parties (collectively, the “licensed software”) (the “owned software” and the “licensed software” collectively referred to herein as the “Software”); (g) all products, prototypes, drawings, records, books or other tangible media in any format or accessible or readable by any device embodying or containing the foregoing; (h) all Rights of Publicity of a Person or any third-party Rights of Publicity that a Person holds for use in its business; (i) all rights to obtain and rights to register Patents, Trademarks and Copyrights; (j) all rights to enforce and sue for infringement of such intellectual property rights, including all claims, causes or action or judgments that Person may hold or that have arisen prior to the execution of this agreement; and (k) all right, title and interest to claim royalties, residuals and other remuneration for use of such Person’s Intellectual Property rights.

“Inventories” shall mean all inventories, including, without limitation, inventories of storehouse stocks, materials, supplies, finished goods and consigned goods, owned by that Person or in which that Person has any interest (including the right to use), whether located on the premises of that Person, in transit to or from such premises, in storage facilities or otherwise.

“Know-how, Proprietary Information and Data” of a Person shall mean all trade secrets; proprietary information, data, and knowledge and experience of a technical, commercial or administrative nature which is utilized by the Person in the operation of business activities, including all proprietary information, know how, data, databases and data collections and all rights therein throughout the world, formulas; designs; computer programs, including all documentation, design specifications, and flowcharts, customer data and lists, advertising, marketing, product concepts and campaigns and other valuable, proprietary or confidential information processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data.

“Knowledge” shall mean, as to Sellers, the present actual knowledge (excluding any constructive or imputed knowledge) of Christopher Ryman, Elizabeth Cole, Brian Pope and James Mandel, without inquiry; and as to Purchaser, the present actual knowledge (excluding any constructive or imputed knowledge) of Tammie Quinlan and Baxter Underwood.

“Labor Agreements” of a Person shall mean, collectively, (a) all employment agreements, collective bargaining agreements or other labor agreements to which that Person is a party or by which any of its properties is bound; (b) all pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans or contracts to which that Person is a party or by which any of its properties is bound; and (c) all plans or agreements under which “fringe benefits” (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employees of that Person.

“Lease Agreements” shall mean, collectively, those certain Lease Agreements, to be dated as of the Closing Date, by and between Purchaser, as landlord, and each Seller, as tenant, relating to the lease by each Seller of certain of the Purchased Assets, which Lease Agreements shall be substantially in the form attached hereto as Exhibit “B”.

“Licenses and Permits” of a Person shall mean all licenses and permits issued to that Person or in which that Person has any interest (including the right to use).

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, license, charge, conditional sales contract, claim under bailment or storage contract.

“Loan Agreements” shall mean, collectively, those certain Loan Agreements, to be dated as of the Closing Date, by and among Purchaser, Affiliates of Newco and Newco, relating to loans by Purchaser to Affiliates of Newco in the principal amount of the lesser of (a) Twelve Million Dollars ($12,000,000) or (b) an amount which does not exceed fifty-five percent (55%) of the lender-approved appraisal of certain property, which Loan Agreements shall be substantially in the form attached hereto as Exhibit “C”.

“Loon Assignment Agreement” shall mean that certain Assignment of Rights under that certain Operating Agreement by and among Loon Mountain Recreation Corporation, Loon Realty Corp., CNL and Centex Homes d/b/a Centex Destination Properties, to be dated as of the Closing Date, substantially in a form and substance to be negotiated by the parties thereto. When the form and substance of the Loon Assignment Agreement are so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the Loon Assignment Agreement will be attached as an exhibit hereto.

“LMRC” shall have the meaning specified in the introductory paragraph of this Agreement.

“Loon Realty” shall have the meaning specified in the introductory paragraph of this Agreement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses and other payments, however suffered or characterized, all interest thereon, all reasonable costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Article XV, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration; provided, however, that “Losses” shall not include or take account of any concepts of multiplier valuation, including, without limitation, any multiplier based upon earnings, cash flow or book value, and that “Losses” shall not include any punitive or consequential damages.

“Newco” shall have the meaning specified in the introductory paragraph of this Agreement.

“Newco Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Newco in connection with this Agreement.

“Newco Indemnified Parties” shall have the meaning specified in Section 15.2.

“NMP” shall mean Northstar Mountain Properties LLC, a Delaware limited liability company.

“Non-Removal Notice” shall have the meaning specified in Section 9.8(a).

“Northstar Capital Improvement Agreement” shall mean that certain letter agreement dated as of the Closing Date by and among Purchaser, Newco and BCSG relating to certain capital improvements to be constructed at the ski resort facility currently owned by TLC and commonly known as the Northstar at Tahoe Ski Resort substantially in a form and substance to be negotiated by the parties thereto. When the form and substance of the Northstar Capital Improvement Agreement is so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the Northstar Capital Improvement Agreement will be attached as an exhibit hereto.

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” shall mean January 31, 2007.

“Parent” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

“Patents” of a Person shall mean all inventions, including all processes, machines, manufactures, methods and business methods, compositions of matter and any other invention that may be the subject matter of patent protection; and all worldwide statutory protection obtained or obtainable thereon, including without limitation, patent applications, published and granted patents, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof in or granted by any and all countries and regional patent offices or treaties and all industrial designs and all registrations and patent applications therefor throughout the world.

“Permitted Exception” shall have the meaning specified in Section 9.8(a)

“Permitted Liens” shall mean (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings; (b) statutory Liens of banks and escrow holders, if any, which have not matured into rights of set-off; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent; (d) Liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP and which lease is listed on a Schedule to this Agreement; (e) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (f) all other Liens set forth in Schedule 1.1(h).

“Person” shall mean any entity, corporation, company, limited liability company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Personal Property Leases” shall mean, collectively, those certain Personal Property Lease Agreements, to be dated as of the Closing Date, by and between Purchaser, as lessor, and each Seller, as lessee, relating to the lease by each Seller of certain of the Purchased Assets, substantially in a form and substance to be negotiated by the parties thereto. When the form and substance of the Personal Property Leases are so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the Personal Property Leases will be attached as an exhibit hereto.

“Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

“Prepaid Items” of a Person shall mean all prepaid items (such as insurance deposits, municipal or local tax payments or deposits, utility deposits and the like), deferred charges, prepaid expenses, reserve accounts and other security and similar deposits owned by that Person or in which that Person has any interest.

“PTR” shall have the meaning specified in Section 9.8(a).

“Purchased Assets” shall mean the following assets, properties and rights of Sellers (other than the Excluded Assets):

(a) all Seller Real Property;

(b) all Seller Tangible Personal Property;

(c) all Transferred Seller Intellectual Property;

(d) all Transferred Seller Licenses and Permits;

(e) all rights of Sellers under the Assumed Contracts;

(f) all rights of Sellers under express or implied warranties from the suppliers of Sellers with respect to the Purchased Assets, to the extent assignable (and to the extent such warranties are not assignable, Sellers covenant to reasonably cooperate with Purchaser to enforce such warranties; and

(g) all Seller Inventories other than Inventories of merchandise held for retail sale;

(h) all other assets, rights and interests of Sellers not constituting Excluded Assets.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Purchaser Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Purchaser in connection with this Agreement.

“Purchaser Environmental Report(s)” shall have the meaning specified in Section 9.8(a).

“Purchaser Indemnified Parties” shall have the meaning specified in Section 15.1.

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq.

“Real Property” shall mean, collectively, all real properties together with all buildings, fixtures, trade fixtures, plant, and all other equipment and improvements located thereon or attached thereto, all of the rights arising out of ownership or use thereof (including oil, mineral and timber rights), and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Release(s)” shall mean the spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the Environment (including air, soil, sediment, groundwater or surface waters) of any Hazardous Substance.

“Reference Rate” shall mean the applicable “Prime Rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section.

“Representative” means, as to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Contractual Consents” shall mean, with respect to Sellers, those consents listed on Schedule 5.2, with respect to Newco, those consents listed on Schedule 5.2, and with respect to Purchaser, those consents listed on Schedule 5.2.

“Required Governmental Approvals” shall mean, with respect to Sellers, those filings, notices or approvals listed on Schedule 5.2, with respect to Newco, those filings, notices or approvals listed on Schedule 5.2, and with respect to Purchaser, those filings, notices or approvals listed on Schedule 5.2.

“Retained Liabilities” shall mean all liabilities and obligations of Newco and Sellers which are not Assumed Liabilities.

“Rights of Publicity” of a Person shall mean all legal rights, whether under statute or common law rights in the value of the Person’s or a third-party individual’s name, likeness and, in some cases, other attributes of identity including without limitation California Civ. Code § 3344.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated of even date herewith, by and among Newco, BCSH and BCSG.

“Seller Balance Sheet Date” shall mean October 27, 2006.

“Seller Balance Sheets” shall mean, as to Sellers, collectively, the separate unaudited balance sheets of each Seller, dated as of the Seller Balance Sheet Date and referred to in Section 7.14(a).

“Seller Benefit Plans” shall mean all employee benefit plans covering present or former employees or directors of any Seller and/or its Affiliates, or providing benefits to such Persons or their beneficiaries in respect of services rendered, or with respect to which any Seller or any of its Affiliates has an obligation to contribute or any other liability, any deferred compensation, bonus, stock option, restricted stock, incentive, profit sharing, retirement, savings, medical, health, life insurance, disability, sick leave, cafeteria or flexible spending, vacation, paid time off, unemployment compensation, severance or change in control agreements, arrangements, programs, policies or plans and any other benefit arrangements or payroll practices, whether funded or unfunded, insured or uninsured, written or unwritten.

“Seller Expansion CapEx Projects” shall mean those certain capital improvement projects listed on Schedule 1.1(i).

“Seller Expansion CapEx Target” shall mean Fourteen Million Five Hundred Thousand Dollars ($14,500,000).

“Seller Documents” shall mean, collectively, this Agreement and all other agreements, instruments and certificates to be executed and delivered by any Seller in connection with this Agreement.

“Seller Intellectual Property” shall mean, collectively, all Intellectual Property of each Seller owned, controlled, used in, created, authored, developed or reduced to practice by or on behalf of that Seller, or otherwise material to its business.

“Seller Leased Real Property” shall mean, collectively, all Real Property leased by each Seller from another Person, which Seller Leased Real Property is more particularly described on Schedule 1.1 (j) attached hereto.

“Seller Maintenance CapEx Projects” shall mean those certain capital maintenance projects or maintenance capital allotments listed on Schedule 1.1(k).

“Seller Maintenance CapEx Target” shall mean Four Million Dollars ($4,000,000).

“Seller Material Adverse Effect” shall mean any state of facts, change, event, effect or occurrence that, individually or in the aggregate with all other states of fact, changes, events, effects or occurrences, results or would be reasonably likely to result in a material adverse change in or effect upon the financial condition, results of operations, properties, assets or liabilities of the businesses of Sellers taken as a whole or upon the Purchased Assets taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or will be a Seller Material Adverse Effect: (a) any failure by a Seller to meet internal projections or forecasts or revenue or earning predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent directly attributable to the announcement of the transactions contemplated by this Agreement or the Securities Purchase Agreement (including, without limitation, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development to the extent directly attributable to weather conditions affecting the business of a Seller or any other conditions affecting the ski and summer resort industry in the United States in general or the United States economy as a whole; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any generally applicable change in GAAP or Applicable Laws occurring after the date hereof; or (e) any adverse change, event, occurrence, state of facts or development to the extent directly arising from or directly relating to any matter disclosed in the schedules attached hereto.

“Seller Material Contracts” shall mean, collectively, the Contracts of Sellers which are identified on Schedule 1.1(l).

“Seller Owned Real Property” shall mean, collectively, all Real Property owned by each Seller, other than the Excluded Real Property, which Seller Owned Real Property is more particularly described on Schedule 1.1(m) attached hereto.

“Seller Real Property” shall mean, collectively, all Seller Owned Real Property and all Seller Leased Real Property.

“Seller Tangible Personal Property” shall mean, collectively, all Tangible Personal Property owned by each Seller or in which each Seller has an interest located at, or used in connection with the Seller Real Property and the businesses operated thereon, except for Tangible Personal Property constituting an Excluded Asset.

“Sellers” shall have the meaning specified in the introductory paragraph of this Agreement.

“Sierra” shall have the meaning specified in the introductory paragraph of this Agreement.

“Signing Date” shall have the meaning specified in the introductory paragraph of this Agreement.

“Ski Lifts” shall have the meaning specified in the introductory paragraph of this Agreement.

“Software” shall have the meaning specified in the definition of Intellectual Property.

“Subsidiary” shall mean, with respect to any Person, any entity in which such Person (a) directly, or indirectly through one or more Subsidiaries or Affiliated Persons, owns more than fifty percent (50%) of the voting or beneficial interest or (b) otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Tangible Personal Property” shall mean all machinery, equipment, vehicles, furniture, appliances, trade fixtures, computers, tools and other tangible personal property, other than Inventories and Books and Records.

“Tax” shall mean any Federal, state, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of Applicable Law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, or as a result of any tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority. “Taxing” and “Taxable” shall have the correlative meanings.

“Tax Authority” shall mean any Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Benefit” shall mean the aggregate of (a) any increased deductions or losses allowable to an Indemnified Party for Federal income tax purposes in the same year or in a subsequent taxable period or reduction in income or gains for Federal income tax purposes in the same year or in a subsequent taxable period, multiplied by the aggregate tax-effected marginal tax rate for such Indemnified Party, and (b) the amount of any increase in any Tax credit allowable to such Indemnified Party in the same year or in a subsequent taxable period or reduction in any recapture of Tax credits allowable to such Indemnified Party in the same year or in a subsequent taxable period, in each case determined under the Applicable Laws in effect on the date of payment and discounted to present value from the due date of the Tax Return (without extension) for the period in which such items are allowable to the date of payment of the indemnification amount at the Reference Rate on the date of payment.

“Tax Liability” shall mean, as to any Person, any adjustment to any Tax Return that is reasonably likely to result in an additional Tax for which such Person may be liable or that is reasonably likely to result in a Lien on any of its assets.

“Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any Authority in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

“Third Party Claim” shall have the meaning specified in Section 15.4(a).

“Third-Party Estoppels” shall have the meaning specified in Section 9.11.

“Title Company” shall mean The Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

“Title Policy” shall have the meaning specified in Section 9.8(a).

“TLC” shall have the meaning specified in the introductory paragraph of this Agreement.

“TLH” shall mean Trimont Land Holdings, Inc., a Delaware corporation.

“TLH Assignment Agreement” shall mean that certain TLH Assignment Agreement, to be dated as of the Closing Date, by and among TLH, TLC, NMP Holdings, LLC and certain Affiliates of Purchaser, relating to the assignment and/or delegation of certain rights and obligations of TLH, substantially in a form and substance to be negotiated by the parties hereto after the date hereof. When the form and substance of the TLH Assignment Agreement are so negotiated and documented to the satisfaction of all parties thereto, in their respective sole and absolute discretion, the TLH Assignment Agreement will be attached as an exhibit hereto.

“Trademarks” of a Person shall mean all registered, unregistered and common law trademarks, service marks, trade names, trade dress, logos, corporate names, slogans, commercial symbols, devices, product configurations or designs and other identifiers or combinations thereof used by such Person, all applications and registrations worldwide therefor and all associated goodwill.

“Transaction Documents” shall mean, collectively, the Lease Agreements, the Commercial Property Lease Agreement, the Personal Property Leases, the Environmental Indemnity Agreement, the Assignment and Amendment of Commercial Property Purchase Agreement, the Loan Agreements, the TLH Assignment Agreement, the Northstar Capital Improvement Agreement, the Loon Assignment Agreement and the other agreements executed and delivered by the parties hereto in connection therewith.

“Transferred Seller Intellectual Property” shall mean all Seller Intellectual Property other than the Excluded Intellectual Property.

“Transferred Seller Licenses and Permits” shall mean all Licenses and Permits of each Seller listed on Schedule 1.1(n).

“Transferred Personal Property Leases” shall mean those certain leases of Tangible Personal Property listed on Schedule 1.1(o).

“Transfer Taxes” shall mean all Taxes (other than Taxes measured on or by net income) incurred or imposed upon Purchaser, Newco or any Seller by reason of the transfer of the Purchased Assets to Purchaser pursuant to this Agreement, including sales and use taxes, real property transfer taxes, excise, stamp and documentary taxes, and filing, recording, permit, license, registration or authorization duties or fees (including penalties and interest in respect of any of the foregoing).

“Underlying Documents” shall have the meaning specified in Section 9.8(a).

1.2 Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules,” shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural and in any gender depending on the reference; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and permitted assigns; and (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time. In addition, the disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules or Exhibits (other than an exception expressly set forth as such in the applicable Schedule with respect to a specifically identified representation or warranty in a specific Section of this Agreement), the statements in the body of this Agreement will control. Whenever this Agreement refers to actions to be taken by any Person, or which any Person is prohibited from taking, such provision shall be applicable whether such action is taken (or not taken) directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Whenever any provision of this Agreement refers to any Person’s right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person’s commercially reasonable discretion, unless the provision granting such Person the right to consent or be satisfied limits the Person’s consent or satisfaction right in some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP interpreted in accordance with the customary and historical accounting practices and procedures of Sellers.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Assets to be Transferred. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Newco and Purchaser herein set forth, at the Closing, Sellers shall sell, transfer, convey, assign and deliver the Purchased Assets to Purchaser, by appropriate deeds, bills of sale, assignments and other instruments substantially in the form of Exhibit 2.1(a) attached hereto, and Purchaser shall purchase the Purchased Assets from Sellers, effective as of the Effective Time.

2.2 Excluded Assets. The Excluded Assets shall be excluded from the Purchased Assets purchased hereunder.

2.3 Title to Purchased Assets. The Purchased Assets shall be conveyed free and clear of all liabilities, obligations and Liens, excepting only the Assumed Liabilities, the Permitted Liens and the other Permitted Exceptions and any other rights under the Assumed Contracts that have been previously transferred to third parties, all as more particularly set forth on Schedule 2.3.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1 Assumed Liabilities. Purchaser shall, from and after the Effective Time, assume, perform, discharge and pay when due those (a) obligations and liabilities of Sellers relating to the Purchased Assets which arise under the Assumed Contracts and (b) those other liabilities and obligations specifically set forth in Schedule 3.1 (the “Assumed Liabilities”), to the extent, in the case of clauses (a) and (b) above, that such obligations or liabilities arise or accrue from and after, or by the terms of such Assumed Contracts are to be performed after, the Closing Date.

3.2 Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or be liable for any liabilities or obligations of Sellers, direct or indirect, fixed, contingent or otherwise, known or unknown, which exist prior to or as of the Effective Time or which arise thereafter as a result of any act, omission or circumstance taking place prior to the Effective Time, and whether or not the same are reflected on the Seller Balance Sheets. Without limiting the generality of the foregoing, Sellers shall retain, and Purchaser shall have no obligation or liability for, the following liabilities and obligations:

(i) any liabilities and obligations relating to the Purchased Assets and other liabilities which have arisen or accrued and pertain to a period prior to the Closing Date, including, without limitation, the liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under Sellers’ Contracts or their Licenses and Permits;

(ii) the payment of all Taxes and assessments other than as set forth in Section 4.4;

(iii) the employment of any employees of Sellers and/or in connection with the Purchased Assets, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan and all pension plan liabilities, in each and every case whether pertaining to the period prior to, on or after the Closing Date as Purchaser will not be hiring any employees of Sellers;

(iv) any claim for personal injury or property damage to a Person which is based on any event which occurred in connection with any Purchased Asset prior to the Closing Date;

(v) any liabilities (including costs of cleanup, containment of other remediation) arising from or in connection with any Environmental Laws, or any environmental, health and safety liabilities arising out of or relating to (i) the ownership or operation by any Person of any of the Seller Real Property, the Purchased Assets or the businesses of Sellers, or (ii) any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by any Person with respect to the Seller Real Property, the Purchased Assets or the businesses of Sellers that was present or suspected to be present on or before the Closing Date, if such Hazardous Substance emanated or allegedly emanated from any property and was present or suspected to be present on the Seller Real Property on or prior to the Closing Date, or (iii) any Hazardous Substance released or allegedly released by any Person on or at the Seller Real Property at any time on or prior to the Closing Date. The parties acknowledge that liability for any Hazardous Substance first Released after the Closing Date shall be governed by the terms of the applicable Lease Agreement; and

The rights and obligations of the parties under this Section 3.2 shall survive the Closing for the period set forth in Section 15.5(e) and subject to the limitations of liability set out in Sections 15.5(a) and 15.5(f).

3.3 Contested Obligations. Nothing contained herein shall require Purchaser to pay or discharge any debts or obligations included in the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

ARTICLE IV

PURCHASE PRICE, PAYMENT AND RELATED MATTERS

4.1 Purchase Price. The total purchase price (the “Purchase Price”) for the Purchased Assets shall be One Hundred Seventy Million Dollars ($170,000,000), as adjusted pursuant to Sections 4.2 and 4.3. For purposes of this Agreement, the “Base Purchase Price” for the Purchased Assets shall be One Hundred Seventy Million Dollars ($170,000,000).

4.2 Payment to Newco. At the Closing, Purchaser shall pay to Newco, or such parties as Newco directs, (the “Closing Payment”) an amount equal to the sum of the Base Purchase Price plus or minus the purchase price adjustments made at the Closing pursuant to Section 4.3(a), (b) and (c), by means of a wire transfer of immediately available funds into one or more bank accounts designated in writing by Newco on the Closing Date.

4.3 Adjustments to the Base Purchase Price. The Base Purchase Price shall be adjusted at the Closing and following the Closing, if necessary, as follows:

(a) Seller Expansion Capital Expenditure Adjustment. Subject to the limitation set forth in the final sentence of Section 4.3(b) below, the Base Purchase Price shall be increased by the amount of the purchase price increase required under the Securities Purchase Agreement at the Closing pursuant to Section 2.4(c) thereof.

(b) Seller Maintenance Capital Expenditure Adjustment. The Base Purchase Price shall be increased by the amount of the purchase price increase required under the Securities Purchase Agreement at the Closing pursuant to Section 2.4(d) thereof. Notwithstanding the foregoing, however, the increase in Base Purchase Price required by this Section 4.3(b) and Section 4.3(a) shall not exceed the sum of Four Million Seven Hundred Thousand Dollars ($4,700,000) in the aggregate.

(c) Adjustment for Deposit. The Purchaser shall receive a credit against the Purchase Price in an amount equal to the Deposit.

(d) Closing Determination. The determination of the amount of the Closing Payment as a result of the adjustments to the Base Purchase Price required by Sections 4.3(a), 4.3(b) and 4.3(c) above shall be made on the basis of (A) a certificate of the Chief Financial Officer of Newco delivered to Purchaser not less than three (3) Business Days prior to the Closing Date and (B) such supporting documentation relating to such estimate as Purchaser shall reasonably require. In addition, on the date hereof and on the date that is three (3) Business Days prior to the Closing Date, the Chief Financial Officer of Newco shall deliver to Purchaser an uncertified estimate of the expenditures contemplated by Sections 4.3(a) and (b) that have been made as of each such date, together with such supporting documentation relating to such estimate as Purchaser shall reasonably require. Such certificates shall provide in reasonable detail an explanation of each of the foregoing adjustments to the Base Purchase Price. Such determinations and the corresponding adjustments to the Base Purchase Price shall serve as the basis for the Closing transactions.

4.4 Transfer Taxes; Title Insurance Premiums. All Transfer Taxes arising out of the sale of the Purchased Assets hereunder and all premiums for the Title Policies shall be an expense of Purchaser. If Purchaser is the party required by law to file Tax Returns in connection with any such Transfer Taxes, Purchaser shall duly file the same, and if any one or more Sellers is the party required to file the Tax Returns in connection with any such Transfer Taxes, such Seller or Sellers shall file the same. The non-filing parties hereto shall cooperate with the filing party in this regard. The filing party shall give a copy of each such Tax Return to the non-filing parties hereto for their review with sufficient time for comments prior to filing, and shall give such non-paying parties a copy of such Tax Return as filed, together with proof of payment of the Tax shown thereon, promptly after filing. In addition, all escrow costs, recording fees and costs and other similar closing costs shall be paid by the party that is customarily responsible to pay the same in the jurisdictions in which the property or properties giving rise to such closing costs are located. If there is no custom for the allocation of responsibility of the costs contemplated by this Section 4.4, the parties hereto shall split such costs equally.

4.5 Allocation of Purchase Price. For purposes of the allocation of the Purchase Price for tax purposes, it is understood that the total consideration to be received by Sellers for the transfer of the Purchased Assets to Purchaser shall be the Purchase Price, plus Purchaser’s assumption of the Assumed Liabilities. The Purchase Price shall be allocated in accordance with Schedule 4.5. Purchaser, Newco and Sellers, and their respective Affiliates, shall be bound by such allocation for all purposes (including, without limitation, determining any Tax), shall prepare and file Tax Returns (including, without limitation, Form 8594) consistent with such allocation, and shall not take any position inconsistent with such allocation on any Tax Return, before any Authority or otherwise. Purchaser and Newco shall furnish each other or cause each other to be furnished with copies of all such Tax Returns promptly after filing. In the event any allocation hereunder is questioned, audited or disputed by any Authority, the party receiving notice thereof shall promptly notify the other, shall consult with the other party as to the strategy for the resolution thereof and shall keep the other party apprised as to the status of such question, audit or dispute and the resolution thereof. Each of Purchaser and Newco further agrees that neither it nor any of its Affiliates shall make any statement or submission to the Internal Revenue Service, any comparable state agency, or any court or other judicial or administrative body, which statement or submission is inconsistent in whole or in part with the foregoing allocation.

4.6 Nominee. Purchaser may designate one or more nominees to take title to certain of the Purchased Assets constituting Tangible Personal Property. No such nominee shall have any right or obligation under this Agreement other than to take title to such Purchased Assets, and Purchaser shall remain the party in interest and obligor in all other respects under this Agreement and all of the Purchaser Documents.

4.7 Deposit. On the Signing Date, Purchaser shall deliver the Deposit to the Escrow Agent, which shall be held by the Escrow Agent as a deposit under this Agreement, in accordance with the following:

(a) Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an interest-bearing account, under Purchaser’s taxpayer identification number of 26-0096762, pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by Sellers, Newco and Purchaser, each acting reasonably. The Escrow Agent shall not be liable for any loss occurring which arises from the fact that the amount of the Deposit may cause the aggregate amount of any depositor’s accounts contemplated under this Agreement to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation. The Deposit shall be fully refunded to Purchaser upon termination of this Agreement, unless the Deposit is otherwise required to be disbursed to Newco pursuant to Section 4.7(d) or 14.4(c).

(b) Disbursement of Deposit to Sellers. At the Closing, Purchaser shall cause the Escrow Agent to disburse the Deposit as part of the Purchase Price, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit in accordance with the terms of Section 4.3(c).

(c) Refund of Deposit to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit under this Agreement, then the Escrow Agent shall disburse the Deposit to Purchaser no later than two (2) Business Days after termination.

(d) Disbursement of Deposit to Newco. If this Agreement is terminated and Newco is entitled to receive the Deposit pursuant to Section 14.4(c), then the Escrow Agent shall disburse the Deposit to Newco no later than two (2) Business Days after termination.

(e) Joinder by Escrow Agent. By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller, Newco and Purchaser hereunder.

(f) Disagreements Regarding Deposit. If Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid or if a dispute should develop between Sellers and/or Newco and Purchaser concerning the disposition of the Deposit, then in any such event, Escrow Agent shall pay the Deposit in accordance with the joint (or consistent) written instructions of Sellers, Newco and Purchaser. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Sellers, Newco and Purchaser, Escrow Agent shall have the right to pay all of the Deposit into a court in Orlando, Florida and to interplead Sellers, Newco and Purchaser in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Deposit.

(g) Escrow Agent’s Costs and Expenses. If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between Newco and Purchaser arising out of the holding of the Deposit, Newco and Purchaser each shall reimburse Escrow Agent for one-half of such reasonable costs and expenses incurred. Newco and Purchaser hereby agree and acknowledge that Escrow Agent assumes no liability in connection with the holding or investment of the Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Deposit, Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel.

ARTICLE V

CLOSING

5.1 Time and Place. Subject to the provisions of Article XIV as to termination, the Closing shall take place at the offices of Purchaser’s counsel, at 10:00 a.m. local time on the Anticipated Closing Date, or at such other time as the parties may mutually agree. The Closing shall be effective (and the possession and control of the Purchased Assets and the responsibility for the Assumed Liabilities shall vest in Purchaser) as of the Effective Time, and all transactions and deliveries at the Closing shall be deemed to have occurred simultaneously. Notwithstanding the foregoing, in the event that any condition set forth in Article X, Article XI or Article XII is not satisfied, including if the Required Contractual Consents or the Required Governmental Approvals are not obtained, prior to the Anticipated Closing Date despite the use of commercially reasonable efforts to do so, the Closing Date shall be extended beyond the Anticipated Closing Date until such date as all of the conditions set forth in Article X, Article XI or Article XII are satisfied, in which event the Closing shall take place three (3) Business Days after the satisfaction of such conditions; provided, however, that in no event shall the Closing Date be extended beyond the Outside Closing Date.

5.2 Transactions at the Closing. At the Closing, the following shall occur:

(a) Purchaser shall pay the Closing Payment to Newco, or such parties as Newco directs in writing, in accordance with Article IV;

(b) Purchaser and Newco shall deliver to the Escrow Agent a joint written instruction letter regarding the disbursement of funds and the delivery of documents and instruments required by this Agreement, in form and substance reasonably satisfactory to Newco and Purchaser;

(c) Newco and Sellers shall deliver to Purchaser the certificates referred to in Sections 11.1, 11.2 and 11.4;

(d) Purchaser shall deliver to Newco and Sellers the certificates referred to in Sections 12.1 and 12.2;

(e) Newco shall deliver to Purchaser the certificate of the Chief Financial Officer of Newco and the supporting documentation referred to in Section 4.3(d);

(f) Newco and each Seller shall deliver to Purchaser a certificate, in form and substance satisfactory to Purchaser and signed under penalty of perjury, confirming that Newco and Sellers are U.S. Persons or otherwise providing evidence which Purchaser deems adequate to relieve Purchaser of any obligation to withhold under Section 1445 of the Code (relating to withholding by buyers of U.S. real property interests, including stock in certain real property holding corporations, in connection with possible liability of Sellers for income tax under the Foreign Investment in Real Property Tax Act of 1980);

(g) Sellers shall deliver to Purchaser an affidavit from Sellers in favor of the Title Company and Purchaser which shall be sufficient to delete the standard exceptions from the Title Policy that Sellers have not done or caused to be done any work on the Seller Real Property that has not been paid for and as to which mechanics’ lien or builders’ liens may be filed against the Seller Real Property following the Closing;

(h) Sellers shall deliver such agreements, affidavits or other documents as may be reasonably required by the Title Company from Sellers and/or their legal counsel to issue the Title Policies for the Seller Real Property, and for Sellers to deliver good title to the Seller Owned Real Property and the Seller Tangible Personal Property, free and clear of any Liens, other than the Permitted Liens and other Permitted Exceptions;

(i) Sellers shall deliver any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Seller Real Property;

(j) Newco and Sellers shall provide to Purchaser a certificate of good standing with respect to Newco and each Seller issued by the Secretary of State of the jurisdiction of formation and each other jurisdiction in which such Seller does business;

(k) Sellers shall deliver to Purchaser deeds and assignments of leases transferring title to all Seller Real Property, an assignment of all Assumed Contracts, assignments of all Transferred Seller Intellectual Property and all Transferred Seller Licenses and Permits and all registrations or applications for the same, and a bill of sale and assignment covering the balance of the Purchased Assets, in the forms attached on Exhibit 5.2(k), together with motor vehicle title certificates duly executed for transfer and such other instruments of sale, transfer, conveyance, assignment and confirmation, and Sellers shall take such further actions, as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Purchased Assets;

(l) The Title Company shall deliver to Purchaser “marked-up” title insurance commitments for the Title Policies or pro forma Title Policies conforming to the requirements of Section 9.8(a);

(m) Sellers shall deliver to Purchaser security interest reports, obtained by Sellers at their sole expense, dated not earlier than five (5) days prior to the Closing Date, showing that as of the date of said report there are no financing statements on file with respect to any of the Purchased Assets except in connection with the Permitted Liens and the other Permitted Exceptions and Liens that will be released at the Closing;

(n) Sellers shall deliver to Purchaser the latest Tax bills affecting the Purchased Assets, including, without limitation, any and all assessment notices, whether special or general, local, state or otherwise;

(o) Sellers shall deliver to Purchaser executed originals of all Required Governmental Approvals and Required Contractual Consents set forth on Schedule 5.2, which shall not be conditioned or limited in any way except as approved by Purchaser, in its sole and absolute discretion;

(p) Sellers shall deliver to Purchaser any and all other assignments, documents, instruments and conveyances requested by Purchaser to effect the consummation of the transactions contemplated by this Agreement and to evidence Purchaser’s interest in and title to the Purchased Assets; and

(q) Each party shall deliver to the others fully-executed counterparts of the Transaction Documents to which such other parties are a party.

The foregoing transactions shall be deemed to occur simultaneously at the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO NEWCO

Newco hereby represents and warrants to Purchaser as follows:

6.1 Organization; Authority; Due Authorization.

(a) Organization and Good Standing. Newco (i) is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of formation; (ii) has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as presently conducted; and (iii) is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing.

(b) Authority to Execute and Perform Agreements. Newco has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Newco Documents and (assuming all Required Contractual Consents and Required Governmental Approvals are obtained) to perform fully its respective obligations hereunder and thereunder.

(c) Due Authorization; Enforceability. Newco has taken all limited liability company actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all other Newco Documents and to consummate the transactions contemplated herein and therein. This Agreement and the other Newco Documents constitute, or when executed and delivered, will constitute, the legal, valid and binding obligation of Newco, enforceable in accordance with their terms.

6.2 No Violation. Except as disclosed in Schedule 6.2, assuming all Required Contractual Consents and Required Governmental Approvals are obtained, neither the execution or delivery by Newco of this Agreement or any of the other Newco Documents, nor the consummation of the transactions contemplated herein or therein by Newco will (a) violate any provision of the certificate of formation, limited liability company agreement or other charter documents of Newco; (b) violate in any material respect any Applicable Law or Order; (c) constitute a material default under any material Contract to which Newco is a party; (d) require the consent of any party to any material Contract to which Newco is a party; or (e) result in the creation or imposition of any Lien, which is not a Permitted Lien, upon any of the Purchased Assets or other assets which are material to Newco’s business.

6.3 Regulatory and Other Approvals. Schedules 6.3(a) and (b), respectively, set forth a complete and accurate description of each consent, approval, authorization, notice, filing, exemption or other requirement which must, pursuant to any Applicable Law or Order or the terms of any material Contract to which Newco is a party, be obtained from any Authority or Person or which must otherwise be satisfied by Newco in order that (a) the execution or delivery by Newco of this Agreement or any other Newco Document to which Newco is or will be a party or (b) the consummation of the transactions contemplated herein or therein will not (i) violate in any material respect any Applicable Law or Order to which Newco is subject, or any License or Permit of Newco which is material to its business; (ii) constitute a default under, or give rise to a right of termination or acceleration of, or to a loss of any benefits by any Seller under, any material Contract to which Newco is a party; or (iii) result in the creation or imposition of any Lien, which is not a Permitted Lien, upon any Purchased Assets or any other assets which are material to Newco or Newco’s business.

6.4 Bankruptcy. Newco is not insolvent within the meaning of Title 11 of the United States Code, as amended, and Newco has not ceased to pay its debts as they become due. Newco has not filed or taken any action to file a voluntary petition, case or proceeding under any Section or chapter of Title 11 of the United States Code, or under any similar law or statute of the United States or any political subdivision thereof, relating to bankruptcy, insolvency, reorganization.

6.5 Patriot Act. Neither Newco, nor any of its officers, members, or principals will transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

6.6 No Brokers. Newco has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation of Newco or any other party hereto to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated herein.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO SELLERS

Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

7.1 Organization; Authority; Due Authorization.

(a) Organization and Good Standing. Each Seller (i) is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation or formation; (ii) has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as presently conducted; and (iii) is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing.

(b) Authority to Execute and Perform Agreements. Each Seller has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Seller Documents and (assuming all Required Contractual Consents and Required Governmental Approvals are obtained) to perform fully its respective obligations hereunder and thereunder.

(c) Due Authorization; Enforceability. Each Seller has taken all corporate actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all other Seller Documents to which it is a party and to consummate the transactions contemplated herein and therein. This Agreement and the other Seller Documents constitute, or when executed and delivered, will constitute, the legal, valid and binding obligation of each Seller party thereto, enforceable in accordance with their terms.

7.2 No Violation. Except as disclosed in Schedule 7.2, and assuming that all Required Governmental Approvals and Required Contractual Consents are obtained, neither the execution or delivery by Sellers of this Agreement or any of the other Seller Documents, nor the consummation of the transactions contemplated herein or therein will (a) violate any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents of any Seller; (b) violate in any material respect any Applicable Law or Order; (c) constitute a material default under any Seller Material Contract; (d) require the consent of any party to any Seller Material Contract; or (e) result in the creation or imposition of any Lien, which is not a Permitted Lien, upon any of the Purchased Assets or other assets which are material to any Seller’s business.

7.3 Regulatory and Other Approvals. Schedules 7.3(a) and (b), respectively, set forth a complete and accurate description of each consent, approval, authorization, notice, filing, exemption or other requirement which must, pursuant to any Applicable Law or Order or the terms of any Seller Material Contract, be obtained from any Authority or Person or which must otherwise be satisfied by Newco or Sellers in order that (a) the execution or delivery by Sellers of this Agreement or any other Seller Document to which any Seller is or will be a party or (b) the consummation of the transactions contemplated herein or therein will not (i) violate in any material respect any Applicable Law or Order to which any Seller is subject, or any License or Permit of any Seller which is material to its business; (ii) constitute a default under, or give rise to a right of termination or acceleration of, or to a loss of any benefits by any Seller under, any Seller Material Contract; or (iii) result in the creation or imposition of any Lien, which is not a Permitted Lien, upon any Purchased Assets or any other assets which are material to any Seller or any Seller’s business.

7.4 Subsidiaries. Except as set forth in Schedule 7.4, no Seller owns, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

7.5 No Brokers. No Seller has entered into any agreement, arrangement or understanding with any Person which will result in the obligation of such Seller or any other party hereto to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated herein.

7.6 Title to Purchased Assets. Without limiting the specific representations and warranties as to specific classes of Purchased Assets contained elsewhere herein, the Sellers have, and as of the Closing Date will have, good title to the Purchased Assets (other than its Seller Owned Real Property, as to which no representation as to title is made in this Section 7.6) and the valid and enforceable right to receive and/or use each of the Purchased Assets (other than its Seller Leased Real Property, as to which no representation as to title or its right to use is made in this Section 7.6). As of the Closing, such assets will be free and clear of all Liens, other than Permitted Liens, Permitted Exceptions and other Liens agreed to by Purchaser pursuant to this Agreement.

7.7 Real Property.

(a) Schedule 7.7(a) sets forth (i) a true and complete description of all parcels of Seller Real Property in which any Seller has any interest, which description includes a legal description of each such parcel of Seller Real Property and the nature of the interest therein of such Seller; (ii) an identification of all Contracts to which any Seller is a party, together with all amendments thereto, under which such Seller has any interest or estate in any such parcel of Seller Real Property or any other parcel of real property; (iii) an identification of all options held by any Seller and all contractual obligations on the part of such Seller to purchase or acquire any interest or estate in any parcel of Seller Real Property or any other parcel of real property; and (iv) an identification of all options granted by any Seller and all contractual obligations on the part of such Seller to sell or dispose of any interest or estate in any Parcel of Seller Real Property or any other parcel of real property. Sellers have heretofore delivered or made available to Purchaser copies of all such Contracts and the most recent title reports, surveys or maps and title policies in the possession or control of any Seller with respect to each such interest or estate in such Seller Real Property. Except as specifically set forth in Schedule 7.7(a), each Seller has good title to each such parcel of Seller Real Property, free and clear of all Liens other than Permitted Liens, Permitted Exceptions and other currently existing encumbrances.

(b) No Seller has any Knowledge of or has received any written notice (i) that a lessor, grantor, licensor or optionor (as applicable) under any Contract referred to in Section 7.7(a) above intends to cancel or terminate any such Contract or to exercise or not to exercise any option under any such Contract; (ii) that any landlord, grantor, licensor or optionor from whom any Seller has acquired an interest or estate in any such Seller Real Property is in default of any mortgage, indenture, trust deed, deed of trust or other covenant or agreement relating to such Seller Real Property which is the subject matter of any such Contract; (iii) of any foreclosure, forcible entry, detainer, ejectment or other suit or action brought or threatened with respect to any parcel of such Seller Real Property by any third party which could, if successful, result in the loss or possessory rights to such Seller Real Property by any Seller or any Person by or through which such Seller holds an interest in such Seller Real Property.

(c) Schedule 7.7(c) sets forth a true, correct and complete list and rent roll with respect to all leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Seller Real Property (“Tenant Leases”) which are material to the operation of any Seller’s business, and Sellers have made available to Purchaser a copy of all of such material Tenant Leases, which are true, correct and complete copies of all of such material Tenant Leases. No tenants are entitled to any material rebates, rent concessions or free rent under any Seller Real Property leased from any Seller; and no rents due under any Seller Real Property leased from any Seller are presently assigned, hypothecated or encumbered by any Seller other than in connection with any mortgage encumbering the Seller Real Property which shall be satisfied prior to or in connection with the Closing. There are no material unpaid brokerage commissions or material unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the Tenant Leases. No rent under any of the material Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of such Tenant Leases and except for prepayments set forth in such Tenant Leases). No tenant has notified any Seller in writing of its intent to terminate any material Tenant Lease prior to expiration of the term of such Tenant Lease. No written notice of any default under the material Tenant Leases has been given or received by any Seller, which default remains uncured. The attached Schedule 7.7(c) accurately summarizes all the existing material Tenant Leases and their terms.

(d) Except as set forth on Schedule 7.7(d), no Seller has granted to any party any material license, lease or other right relating to the use or possession of the Seller Real Property or any part thereof, except to tenants pursuant to the Tenant Leases.

(e) No Seller has received any written notice of, and, to the Knowledge of Sellers, there are (i) no material condemnation or rezoning proceedings pending or threatened against or relating to any Seller Real Property; and (ii) no material limited term zoning variances or non-conforming or conditional uses or improvements relating to any of Seller Real Property. For the purposes of this Section 7.7(e), the phrase “Knowledge of Sellers” shall include the present actual knowledge (excluding any constructive or imputed knowledge) of Timothy Beck.

(f) The Seller Real Property and the Seller Tangible Personal Property are in good working order and repair, mechanically and structurally sound, and free from all material defects in and workmanship, except where any such failure to be in such condition would not constitute a Seller Material Adverse Effect.

(g) Sellers have neither received, nor given, any written notice of any violation of any document relating to the Seller Real Property recorded in the public records which has not been fully cured or dismissed with prejudice, which violation (i) requires the payment by Sellers of at least One Hundred Thousand Dollars ($100,000) to cure, or (ii) could reasonably be expected to result in Losses to Sellers of at least One Hundred Thousand Dollars ($100,000).

(h) To Sellers’ Knowledge, all improvements on the Seller Real Property have been constructed in accordance with all Applicable Laws. For the purposes of this Section 7.7(h), the phrase “Sellers’ Knowledge” shall include the present actual knowledge (excluding any constructive or imputed knowledge) of Timothy Beck.

7.8 Tangible Personal Property. Schedule 7.8 sets forth (i) an accurate copy of the fixed asset register of each Seller as of October 27, 2006, listing each item of Seller Tangible Personal Property owned by each Seller, (ii) a description of each item of Seller Tangible Personal Property not owned by Sellers but used by them and which is essential to the continued operation of the Purchased Assets and the businesses associated therewith, or which has a book value in excess of Twenty-Five Thousand Dollars ($25,000); and (iii) a description of the owner of, and any Contract of Sellers relating to the use of, each such item of Seller Tangible Personal Property that is not owned by Sellers and the circumstances under which such property is used. Except as specifically set forth in Schedule 7.8, each Seller has good title to each such item of Seller Tangible Personal Property. To Sellers’ Knowledge, the Seller Tangible Personal Property is free and clear of all Liens other than Permitted Liens. At Closing, the Seller Tangible Personal Property shall be free and clear of all Liens other than Permitted Liens or other Liens consented to by Purchaser pursuant to this Agreement.

7.9 Intellectual Property. Schedule 7.9 sets forth, as of the date hereof, (a) a list of each registered Patent, Copyright and Trademark (including all trademarks, service marks, trade names), each domain name and web site, and each registration and application for any of the foregoing, constituting a part of Seller Intellectual Property; (b) a list of each material unregistered Trademark used by or on behalf of any Seller in its business at any time within the five-year period immediately prior to the date hereof; and (c) a true and complete list of all material Contracts to which such Seller is a party either as licensee or licensor relating to any material item of such Seller Intellectual Property.

(i) Sellers are the owners of all right, title and interest in and to, or possess adequate licenses or other right to use, each item of Seller Intellectual Property material to its business, and the Seller Intellectual Property constitutes all material Intellectual Property rights necessary to permit Sellers to conduct their businesses as presently conducted and all rights necessary to assign Sellers’ rights in the Intellectual Property to Purchaser;

(ii) Except as set forth on Schedule 7.9(ii), Sellers have not received written notification of any claims or actions by any Person disputing Sellers’ right to use any Seller Intellectual Property;

(iii) Except as set forth on Schedule 7.9(iii), all trademarks, service marks, patents, copyrights and other state and Federal registrations and all applications therefor listed in Schedule 7.9 are valid and in full force and effect, and have not been assigned or subjected to any security interest, lien, debt or other encumbrances other than Permitted Liens;

(iv) To the Knowledge of Sellers, no Intellectual Property owned, controlled or used by any Seller in its business infringes or violates the Intellectual Property rights or other rights of any third party; and

(v) All material governmental fees, costs, expenses and attorneys fees for such Seller Intellectual Property owed or payable to date or for any work performed by third parties related to such Seller Intellectual Property are fully paid.

7.10 Purchase Rights. Except as set forth on Schedule 7.7(a) or Schedule 7.10, there are no purchase contracts, options, rights of first refusal or offer or other rights or agreements of any kind, pursuant to which any Person other than Purchaser has acquired or will acquire any right to acquire all or any portion of the Purchased Assets, other than with respect to Seller Tangible Personal Property and/or Seller Inventories to be sold in the ordinary course of business.

7.11 Agreements. Schedule 7.11 sets forth a true and correct list of each Contract to which each Seller is a party except (a) any Contract which is specifically identified in Schedules 7.7(b), 7.7(c) or 7.9 or which would be required to be disclosed therein but for specific exemptions contained in any of such Sections; (b) purchase or sales orders made in the ordinary course of its business and not involving an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); and (c) any other Contract made in the ordinary course of its business and not involving aggregate annual payments in excess of One Hundred Thousand Dollars ($100,000).

(a) To the Knowledge of Sellers, there are no currently existing defaults under any Seller Material Contract or events which, with notice or lapse of time or both, would constitute material defaults by any contracting party thereunder.

(b) No Seller has received a written notice from any other party to any Seller Material Contract alleging that such Seller is in material default thereunder.

7.12 Management Agreements. Expect as set forth in Schedule 7.12, no Seller is a party to any management or franchise agreements with respect to the Purchased Assets.

7.13 Bankruptcy. No Seller is insolvent within the meaning of Title 11 of the United States Code, as amended, and no Seller has ceased to pay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any Section or chapter of Title 11 of the United States Code, or under any similar law or statute of the United States or any political subdivision thereof, relating to bankruptcy, insolvency, reorganization.

7.14 Financial Condition. (a) Financial Statements. Schedule 7.14(a) sets forth (i) the unaudited balance sheet of each Seller, as of October 28, 2005, and the related statements of income and retained earnings and cash flows for the fiscal year then ended, and (ii) the unaudited balance sheet and statement of income of each Seller for the year ended October 27, 2006. Such financial statements (A) were prepared in all material respects in accordance with the Books and Records of each Seller; (B) were prepared in accordance, in all material respects, with GAAP; (C) fairly present each Seller’s financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; and (D) contain and reflect all necessary adjustments and accruals required to be recorded under GAAP for a fair presentation of each Seller’s financial condition and the results of its operations for the periods covered by said financial statements (except that the balance sheets as of October 27, 2006, and the related statements of income are subject to normal year-end adjustments and do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP).

(b) No Undisclosed Liabilities. Except for (i) those liabilities specifically accrued or reserved against on the Seller Balance Sheets, (ii) those current liabilities for trade or business obligations incurred since the Seller Balance Sheet Date in the ordinary course of businesses and consistent with past practices, (iii) those liabilities arising under any Seller Material Contract or (iv) those liabilities otherwise specifically disclosed in Schedule 7.14(b), each Seller has, as of the date hereof, no direct or indirect material indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility with respect to its business.

(c) Absence of Certain Changes. Except as indicated in Schedule 7.14(c) and with respect to the Seller Expansion CapEx Projects and the Seller Maintenance CapEx Projects, since the Seller Balance Sheet Date, each Seller has conducted its business only in the ordinary course consistent with its past practices and has not:

(i) suffered any destruction, damage to or loss of any Purchased Asset or any other asset (whether or not covered by insurance);

(ii) incurred any obligation or liability or taken property subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, except current liabilities for trade or business obligations incurred since the Seller Balance Sheet Date in the ordinary course of its business and consistent with its prior practices;

(iii) mortgaged, pledged, subjected to any Lien, or allowed to be subjected to any Lien, other than any Permitted Lien, any Purchased Assets or any portion of the assets, tangible or intangible, used in its business;

(iv) sold, transferred, leased to others or otherwise disposed of any Purchased Asset or any portion of the assets, tangible or intangible, used in its business, except for (a) inventory and timber sold in the ordinary course of its business consistent with its past practices and (b) dispositions of obsolete or worn out personal property in the ordinary course of business and the disposition in the ordinary course of business of other personal property to be replaced in the ordinary course of business by other personal property of substantially similar functionality and substantially equal or greater value;

(v) amended or terminated in any respect any Seller Material Contract or any of its Licenses or Permits or received any written notice of termination of any Seller Material Contract, committed a default under any such Seller Material Contract or License or Permit, or suffered a default by any other party thereto;

(vi) except as may otherwise be required by Applicable Law, GAAP or the Financial Accounting Standards Board in the United States, changed its accounting methods or practices in any respect or revalued any of its assets;

(vii) entered into any commitment for capital assets or acquisitions of real property or entered into any other transaction, contract or commitment with respect to its business other than in the ordinary course of its business and consistent with its prior practices;

(viii) suffered any loss of senior management personnel or other employees or received notice of any such impending loss; or

(ix) entered into any agreement or made any commitment to take any of the types of actions described in subparagraphs (i) through (viii) above, other than the Transaction Documents;

in each case (i) through (ix) above where any of the same, either individually or when taken together, would constitute a Seller Material Adverse Effect.

7.15 Tax Matters. Except as indicated in Schedule 7.15:

(a) Tax Returns. Sellers have (i) duly and timely filed, or caused to be filed, all Tax Returns required to be filed by them, or on their behalf, on or prior to the date hereof, which Tax Returns are true, correct and complete, in all material respects, (ii) duly and timely paid all Taxes shown to be due and payable on such Tax Returns in respect of all periods up to and including the date hereof and (iii) in all material respects, properly accrued on Sellers’ financial statements all Taxes not yet payable in respect of all periods up to and including the date hereof. Sellers have timely and properly withheld or collected, paid over and reported, in all material respects, all Taxes required to be withheld or collected by Sellers on or before the date hereof.

(b) Federal Income Taxes. For Federal Income Tax purposes, Sellers are members of an affiliated group of corporations which have elected to file consolidated returns of which the common parent is BCSG.

(c) Asserted Tax Liabilities. (i) No Tax Authority has asserted in writing, and Sellers have no Knowledge of, any material adjustment that could result in any material additional Tax for which any Seller is or may be liable or that could result in a Lien on any of its assets (collectively, “Tax Liability”); and (ii) there is no pending audit, examination, investigation, dispute, proceeding or claim relating to any material Tax Liability of any Seller.

(d) Municipal Assessments/Notices. There are no outstanding unpaid municipal assessment notices against the Purchased Assets (other than as set forth on Schedule 7.15) in the aggregate amount of at least One Hundred Thousand Dollars ($100,000.00), and Sellers have not received any written notice from any Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Purchased Assets.

(e) Tax Liens. Other than Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (which contests are more particularly set forth on Schedule 7.15), there are no Liens for Taxes upon any asset of Sellers. Following the Seller Balance Sheet Date, Sellers have not incurred any material liability for Taxes (other than in the ordinary course of the business).

7.16 Compliance with Applicable Laws; Governmental Matters.

(a) General. To the Knowledge of Sellers, each Seller has, during the twelve (12) month period ending on the date hereof, complied with and is now in compliance in all material respects with all Applicable Laws and Orders, including, without limitation, the Americans with Disabilities Act, the WARN Act, the COBRA and those of environmental agencies. Except for the Licenses and Permits already held by each Seller, no other material franchise, license, permit, Order or approval of any Authority is necessary for the conduct of its business as presently conducted. Each License and Permit held by each Seller is in full force and effect and there has not occurred during the twelve (12) month period ending on the date hereof any uncured default by such Seller under any such License or Permit.

(b) Environmental and Industrial Hygiene Compliance. Except as set forth in Schedule 7.16(b) or as set forth in any “Phase 1” or “Phase 2” environmental site assessment reports, asbestos reports or other property condition reports that have delivered to Purchaser prior to the date hereof, (i) to the Knowledge of Sellers, neither any Seller nor any of the properties used in its business is now in violation of any Environmental Laws or Orders, and (ii) no Seller has received any written notice or written claim alleging it is in violation of, or has violated, any Environmental Laws or Orders in any respect or that it is liable to any Person as a result of a Release of any Hazardous Substance. Each Seller has obtained and now holds all Licenses and Permits which are required to be held by it under all applicable Environmental Laws and Orders. Except as set forth in Schedule 7.16(b), each Seller is in compliance in all material respects with all terms and conditions of all such Licenses and Permits and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws and Orders, and no Seller has any agreement with any third party or Authority relating to any environmental matter or cleanup. Except as set forth in Schedule 7.16(b), (A) Sellers have not, and, to the Knowledge of Sellers, no other party has, released, spilled, leaked, pumped, poured, emitted, emptied, discharged, deposited, disposed or dumped any Hazardous Substances into the Environment (including the air, land, surface water and ground water) in, on, over, under, at or adjacent to the Seller Real Property, except as permitted by Applicable Law, and Sellers have not, and, to the Knowledge of Sellers, no other party has, used the Seller Real Property at any time for the treatment, transportation, handling, manufacture, storage or disposal of Hazardous Substances, (B) none of the Seller Real Property has been insulated with urea formaldehyde foam insulation or asbestos, (C) the Seller Real Property does not contain any polychlorinated biphenyls, (D) the Seller Real Property has not been used at any time as a waste disposal site, (E) the Seller Real Property does not contain any underground storage tanks and (F) the Seller Real Property does not contain any other Hazardous Substances (other than any Hazardous Substances situated at the Seller Real Property in the ordinary course of business or the ordinary course of business of any tenant or other occupant of the Seller Real Property which are stored, held, used and disposed of in compliance with Environmental Laws), in the case of clauses (B), (C), (D), (E) and (F), where the presence of any such materials would constitute an Seller Material Adverse Effect.

For the purposes of this Section 7.16, the phrase “Sellers’ Knowledge” shall include the present actual knowledge (excluding any constructive or imputed knowledge) of Timothy Beck.

7.17 Litigation. Schedule 7.17 sets forth an accurate and complete description of every pending, governmental investigation, suit, action, arbitration, legal, administrative or other proceeding of any nature by or against any Seller which could result in Losses of One Hundred Thousand Dollars ($100,000) or more. Except as disclosed in Schedule 7.17, no Seller is in default with respect to any Order by which it is bound or to which its property is subject and there exists no Order enjoining any Seller from taking, or requiring such Seller to take, any action of any kind with respect to its business.

7.18 Intentionally Omitted.

7.19 Insurance. Schedule 7.19 sets forth a true and correct list of all insurance policies which provide coverage to each Seller. Sellers have not received written notice from any insurance carrier of and Sellers have no Knowledge of defects or inadequacies in the Purchased Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. Except as set forth in Schedule 7.19, all premiums due and payable thereunder have been paid in full and will not in any material respect be adversely affected by the transactions contemplated by this Agreement.

7.20 Foreign Person. Each of Sellers is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

7.21 Construction Contracts. Except as set forth on Schedule 7.21, there are no outstanding contracts made by any Seller for the construction or repair of any improvements which have not been fully paid for or provision for the payment of which has not been made by such Seller and such Seller will discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Seller Real Property prior to the Closing.

7.22 Labor Disputes. During the three (3) years preceding the date hereof, there have not been any labor disputes or labor trouble in connection with the Purchased Assets or the businesses operated in association therewith. Except as set forth on Schedule 7.22, there are no outstanding claims or actions or, to Sellers’ Knowledge, threatened claims or actions, by any current or former employee of such businesses against any Seller or such businesses.

7.23 Patriot Act. Neither any Seller, nor any of their officers, shareholders, or principals will transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

7.24 No Clubs. There are no clubs owned or operated by any Seller with respect to any of the Purchased Assets, including, without limitation, golf and health and fitness facilities (each, a “Club”; collectively, the “Clubs”). Neither Sellers, their Affiliates and/or agents, nor the officers and employees thereof have made any representations, statements, promises, or agreements (either orally or in writing) to any person or entity, including without limitation home builders and prospective home buyers, regarding any of the following: (i) the right to membership in a Club or the intent to operate a Club as a private or semi-private country Club, (ii) the right to play golf at a Club or ski or make any other use of the Purchased Assets, except in the ordinary course of business of any Seller or on the same terms and conditions as offered to the public, (c) the right to participate in the operation, management, or maintenance of the Purchased Assets, and (d) the manner in which any Club will be operated, managed, maintained or improved.

7.25 Water Rights. Except as set forth in Schedule 7.25, Sellers have all water rights, riparian rights, appropriative rights, water allocations, water stock, water dispersal rights, water discharge rights and water collection rights necessary for the collection, discharge and dispersal of water and for the continued snowmaking, irrigation and operation of the Purchased Assets in accordance with the current needs of the business operated in association with the Purchased Assets, and the anticipated needs of the Purchased Assets resulting from the Seller Expansion CapEx and the Seller Maintenance CapEx.

7.26 Effluent Discharge Rights. No Seller has any need to discharge effluent or reclaimed water in connection with its operation of the golf course facilities owned by TLC.

7.27 Pesticide and Fertilizer Management. Sellers have managed all pesticides and fertilizers stored at or used in connection with those Purchased Assets associated with the golf course facilities owned by TLC in accordance with the management programs created in connection therewith.

7.28 Existing Use. To Sellers’ Knowledge, except as set forth on Schedule 7.28, the Purchased Assets are not designated by any governmental agency to be in a flood plain area. Sellers have no Knowledge of any condition or state of facts which would preclude, materially limit or materially restrict the use of the Purchased Assets for their current use and existing uses ancillary thereto.

7.29 Restriction of Access. Sellers have no Knowledge of any current federal, state, county or municipal plans to restrict or change access to any part of the Seller Real Property from any highway or road leading directly to or abutting any part of the Seller Real Property. For the purposes of this Section 7.29, the phrase “Knowledge” shall include the present actual knowledge (excluding any constructive or imputed knowledge) of Timothy Beck.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO PURCHASER

Purchaser hereby represents and warrants to Newco and Sellers as follows:

8.1 Organization; Authority; Due Authorization.

(a) Organization and Good Standing. Purchaser (i) is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation; (ii) has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as presently conducted; and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing.

(b) Authority to Execute and Perform Agreements. Purchaser has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Purchaser Documents and (assuming all Required Contractual Consents and Required Governmental Approvals are obtained) to perform fully its obligations hereunder and thereunder.

(c) Due Authorization; Enforceability. Purchaser has taken all corporate actions necessary to authorize it to enter into this Agreement and as of the Closing Date will have taken all corporate action necessary to authorize it to fully perform its obligations hereunder and to enter into and fully perform all of its obligations under all other Purchaser Documents and to consummate the transactions contemplated herein and therein. This Agreement and the other Purchaser Documents constitute, or when executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms.

8.2 No Violation. Except as disclosed in Schedule 8.2, and assuming that all Required Governmental Approvals and Required Contractual Consents are obtained, neither the execution or delivery by Purchaser of this Agreement or any of the other Purchaser Documents, nor the consummation of the transactions contemplated herein or therein will (a) violate any provision of the certificate of limited partnership, limited partnership agreement or other charter documents of Purchaser; (b) violate in any material respect any Applicable Law or Order; (c) constitute a material default under any material Contract to which Purchaser is a party; (d) require the consent of any party to any material Contract to which Purchaser is a party; or (e) result in the creation or imposition of any Lien upon any of the assets which are material to Purchaser or its business.

8.3 Regulatory and Other Approvals. Schedules 8.3(a) and (b), respectively, set forth a complete and accurate description of each consent, approval, authorization, notice, filing, exemption or other requirement which must, pursuant to any Applicable Law or Order or the terms of any material Contract to which Purchaser is a party, be obtained from any Authority or Person or which must otherwise be satisfied by Purchaser in order that (a) the execution or delivery by Purchaser of this Agreement or any other Purchaser Document to which it is a party or (b) the consummation of the transactions contemplated herein or therein will not (i) violate in any material respect any Applicable Law or Order to which Purchaser is subject, or any License or Permit of Purchaser which is material to its business; (ii) constitute a material default under, or give rise to a right of termination or acceleration of, or to a loss of any material benefits by Purchaser under, any material Contract to which it is a party; or (iii) result in the creation or imposition of any Lien upon any of the assets which are material to Purchaser or its business.

8.4 No Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation of Purchaser or any other party hereto to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated herein.

8.5 Purchaser’s Examination. Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Newco or any Seller except as expressly set forth in this Agreement and the Transaction Documents, as applicable, and that no representation or warranty is being made by Newco or any Seller, except as expressly provided in this Agreement, as to the value or condition of the Purchased Assets. Except as expressly set forth in this Agreement, the Purchased Assets will be purchased hereunder “as is, where is” with no representations or warranties, express or implied, as to title, ownership, quality, value, condition, operation, design, capacity, tax treatment or otherwise, and all such representations and warranties are expressly disclaimed. Nothing contained herein, however, shall be construed to diminish or limit the express representations, warranties or covenants contained in this Agreement.

ARTICLE IX

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

9.1 Business Examinations and Investigations. At all times prior to the Closing Date or termination of this Agreement pursuant to Article XIV, Newco shall provide to Purchaser and its Representatives such financial, operating and other documents, data and information relating to Newco, Sellers and their respective businesses as Purchaser or its Representatives may reasonably request; provided, however, that without the consent of the relevant employee, no personnel file of any employee of any Seller shall be made available to Purchaser or its Representatives; and provided, further, that access need not be given to any information or document subject to the attorney-client privilege, provided, further, that no customer or supplier of any Seller shall be contacted in connection with the transactions contemplated hereby without the express authorization of such Seller. In addition, at all times prior to the Closing Date, Purchaser and its Representatives shall have the right, during normal business hours and upon reasonable notice, to review and inspect the Purchased Assets and the businesses of Sellers, and in each case to discuss them with Sellers’ Representatives. Notwithstanding any investigation that Purchaser may conduct of Sellers or their respective businesses, Purchaser may fully rely on Newco’s and Sellers’ representations, warranties, covenants and indemnities set forth in this Agreement, the other Seller Documents, the other Newco Documents and any documents or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

9.2 Cooperation; Consents. At all times prior to the Closing Date or termination of this Agreement pursuant to Article XIV, each party shall cooperate with the others to the end that the parties shall (a) in a timely manner make all necessary filings with, and conduct negotiations with, all Authorities and other Persons the consent or approval of which, or a License or Permit from which, is required for the consummation of the transactions contemplated herein and in the Transaction Documents and (b) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. The parties shall also use their respective commercially reasonable efforts to expedite the review process and to obtain, or cause to be obtained, all such necessary consents, approvals, Licenses and Permits as promptly as practicable. To the extent permitted by Applicable Law, the parties shall request that each Authority or other Person whose review, consent or approval is requested treat as confidential all information which is submitted to it. Notwithstanding the foregoing, in no event shall Purchaser, Newco, any Seller or any of their respective Affiliates be obligated, in order to obtain any such Required Governmental Approval or Required Contractual Consent, (i) to make any payments to third parties (other than filing fees payable to Authorities); (ii) to consent to any change in the terms of any agreement or arrangement which would be materially adverse to its interests or the interests of its Affiliates; (iii) to make any disposition, including, without limitation, any disposition of any asset, business or line of products; or (iv) to comply with any condition or undertaking or take any action which is reasonably unacceptable to it. Purchaser, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of the costs and expenses incurred or fees paid to Authorities to obtain the Required Governmental Approvals, the Required Contractual Consents and/or such Licenses or Permits.

9.3 Confidentiality. Subject to any obligation to comply with any Applicable Law, any rule or regulation of any Authority or securities exchange or any subpoena or other legal process to make information available to the Persons entitled thereto, from the date hereof through the third (3rd) anniversary of the date hereof, whether or not the Closing shall occur, all information obtained by any party about another party or its Affiliates and all of the terms and conditions of this Agreement shall be kept in confidence by each party, and each party shall cause its Affiliates, shareholders, members, partners, directors, officers, managers, employees, agents, accountants, Representatives, financial advisors and attorneys to hold such information confidential; provided, however, that the foregoing disclosure restrictions shall not apply to any information (i) that, at the time of disclosure, is generally known to others engaged in the trade or business of the party to which such information relates or (ii) that is obtained by a party through its own independent investigations of the others or received by a party from a source not known by that party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the others (but once the other party is advised that such information is indeed confidential, this Section 9.3 shall apply). In the event any party becomes legally compelled to disclose any such information, it shall, to the extent not prohibited by law, promptly provide the other parties with written notice of such requirement. If this Agreement is terminated for any reason, each party shall destroy, return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by that party in connection with this Agreement.

9.4 Interim Financial Statements. From the date hereof through the Closing Date or termination of this Agreement pursuant to Article XIV, within thirty (30) calendar days following the end of each fiscal month of Sellers, Sellers shall deliver, or cause to be delivered, to Purchaser an unaudited summary of the earnings of each Seller and an unaudited balance sheet of each Seller for the period from the Seller Balance Sheet Date through the end of such fiscal month, in each case accompanied by a certificate of the Chief Financial Officer or Vice President of Accounting and Finance of BCSH to the effect that all such financial statements fairly present the financial position and results of operations of such Seller as of the date, or for the periods, indicated. Each of the foregoing financial statements shall be prepared in accordance with GAAP, except as otherwise indicated in such statements and subject to normal year end adjustments.

9.5 Notification of Certain Matters. From the date hereof through the Closing Date or termination of this Agreement pursuant to Article XIV, each of the parties shall promptly notify the other parties of any fact, event, circumstance or action known to it that is reasonably likely to cause such party to be unable to perform any of its covenants contained herein or any condition precedent in Article X, Article XI or Article XII, as applicable, not to be satisfied, or that, if the same had occurred or been known on the date of this Agreement, would have been required to be disclosed to the other parties pursuant to this Agreement or would have caused any of such party’s representations or warranties in this Agreement not to be correct and/or complete in any material respect.

9.6 Preservation and Conduct of Business. Unless Purchaser otherwise consents in writing thereto specifically referencing this Section 9.6 in its sole and absolute discretion:

(a) Affirmative Covenants. From the date hereof through the Closing Date or termination of this Agreement pursuant to Article XIV, (i) each Seller shall (A) operate its business only in the ordinary course and consistent with its prior practices; (B) use its commercially reasonable efforts to preserve intact its business and maintain its material rights and assets with respect to its business; and (C) use its commercially reasonable efforts to preserve its relationships with its suppliers and customers, to the extent material to its business; (ii) each Seller shall use its commercially reasonable efforts to invest an amount equal to the Seller Expansion CapEx Target in the Seller Expansion CapEx Projects and an amount equal to the Seller Maintenance CapEx Target in the Seller Maintenance CapEx Projects; and (iii) each Seller shall use its commercially reasonable efforts to expend appropriate amounts, as determined in such Seller’s reasonable discretion, specified in its current labor and expense budgets through October 27, 2006.

(b) Negative Covenants. From the date hereof through the Closing Date or termination of this Agreement pursuant to Article XIV, no Seller shall:

(i) merge or consolidate with any other Person, acquire control of all or substantially all of the assets of any other Person or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement or otherwise;

(ii) purchase, lease, license or otherwise acquire any rights or assets from any other Person other than (A) in the ordinary course of its business and consistent with its past practices, (B) as expressly required under any Seller Material Contract to which such Seller is a party, (C) as contemplated in Section 9.6(a) above or (D) as set forth on Schedule 9.6(b)(ii);

(iii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than by a Permitted Lien) any assets other than (A) in the ordinary course of its business and consistent with its past practices, (B) as expressly required under any Seller Material Contract to which such Seller is a party, (C) as contemplated in Section 9.6(a) above or (D) as set forth on Schedule 9.6(b)(iii);

(iv) make or commit to make any capital expenditure, other than capital expenditures (A) in the ordinary course of its business, (B) expressly required under any Seller Material Contract to which such Seller is a party, (C) contemplated in Section 9.6(a) above or (D) set forth on Schedule 9.6(b)(iv), if, after giving effect thereto, the aggregate of all capital expenditures made or committed to be made after the date of this Agreement by any Seller with respect to any Seller Real Property owned by such Seller would exceed Two Hundred Thousand Dollars ($200,000), or if all capital expenditures made or committed to be made after the date of this Agreement by all Sellers would exceed Five Hundred Thousand Dollars ($500,000) in the aggregate;

(v) create, incur or assume any indebtedness, or guarantee any indebtedness, or enter into any “keep well” or other agreement to maintain any financial statement condition, in each case other than (A) in the ordinary course of its business where the aggregate dollar amount of all of the foregoing by all of Sellers does not exceed One Hundred Fifty Thousand Dollars ($150,000), (B) as contemplated in Section 9.6(a) above, or (C) as set forth on Schedule 9.6(b)(v);

(vi) issue or sell any shares of its capital stock or other equity interests of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock;

(vii) amend its charter, by-laws or other organizational documents in any material respect;

(viii) other than as required on an emergency basis to prevent material damage to the Purchased Assets or their operation and as disclosed to Purchaser at the earliest reasonable opportunity of such action, amend or terminate any Seller Material Contract, or any material License or Permit held by any Seller, or relinquish or fail to renew any Seller Material Contract, or any material License or Permit held by any Seller, or waived, released or assigned any rights or claims thereunder;

(ix) take any action which could reasonably be expected to have a Seller Material Adverse Effect; or

(x) agree to do any of the things described in the preceding clauses (i) through (ix).

9.7 Prosecution of Obligations Under Securities Purchase Agreement. Newco shall use commercially reasonable efforts to consummate the transactions contemplated by the Securities Purchase Agreement in a diligent and timely manner.

9.8 Real Property Matters.

(a) Title Reports; Title Policies. Within ten (10) Business Days after the date hereof, Purchaser shall obtain an ALTA Extended Coverage Owner’s Preliminary Title Report (“PTR”) issued by the Title Company, together with copies of all documents and exceptions to title (the “Underlying Documents”) referred to therein, covering each interest or estate in Seller Real Property. The cost of such PTRs, and any subsequent or supplemental title reports obtained until finally approved by Purchaser, shall be paid by Purchaser. Purchaser shall have a period of ten (10) Business Days after the date hereof to approve or disapprove the same, in its sole and absolute discretion, by notice in writing to Sellers specifying the title exceptions which are not acceptable to Purchaser (each a “Disapproved Matter”), and Purchaser shall have ten (10) Business Days after the receipt of any supplemental PTR to approve or disapprove thereof by notice in writing to Sellers. Purchaser’s failure to approve any such PTR within the specified period shall constitute its approval thereof. Any item approved or deemed approved by Purchaser shall constitute a “Permitted Exception” hereunder. Further, notwithstanding anything to the contrary contained herein, all of the following shall also constitute Permitted Exceptions (regardless of whether Purchaser disapproves of them): (a) real estate taxes and assessments, existing bond or special district assessments, personal property taxes, water and/or meter charges, sewer taxes, charges or rents, in each case not yet due and payable; (b) Liens made, created or suffered by or on behalf of Purchaser, including, without limitation, Liens arising as a result of any act or omission of Purchaser or Purchaser’s Representatives; (c) zoning and other land use restrictions and ordinances; (d) consents previously granted by any former owner of any parcel of Seller Real Property for the erection of any structure or structures on, under or above any street or streets on which such Seller Real Property may abut; (e) any Liens as to which the Title Company will insure, or commit to insure, Purchaser against loss or forfeiture of title without any incremental increase in the title insurance premium; and (f) all Permitted Liens. Within ten (10) Business Days after Sellers’ receipt of written notice of any Disapproved Matter(s), Sellers shall notify Purchaser in writing of any such Disapproved Matter(s) that Sellers are unable or unwilling to cause to be removed or insured against as set forth above at or prior to the Closing (a “Non-Removal Notice”), it being understood and agreed that Sellers shall have no obligation to remove any such Disapproved Matters. With respect to all other Disapproved Matters, Sellers will use commercially reasonable efforts to cause such matters to be removed prior to or at the Closing (or, if such matters cannot be removed through the use of commercially reasonable efforts, Sellers will use commercially reasonable efforts to cause such matters to be insured over without any incremental increase in the title insurance premium); provided, however, that Sellers shall have no liability to Purchaser if, despite its use of commercially reasonable efforts, it is unable to cause such matters to be removed or insured against as set forth above. If Sellers fail to respond to Purchaser’s notice listing any Disapproved Matters within such ten (10) Business Days period, Sellers will be deemed to have given a Non-Removal Notice. In the event there are any Disapproved Matters which Sellers are unwilling or unable to cause to be removed or insured against as set forth above, then Purchaser may elect as its sole and exclusive remedy, by giving written notice to Sellers and to the Title Company not later than ten (10) Business Days after receipt of Sellers’ Non-Removal Notice (or, in the case of Disapproved Matters which Sellers have elected to try to cause to be removed, prior to the Closing Date, but in no event later than prior to five (5) Business Days after Sellers deliver to Purchaser written notice of its inability to remove such Disapproved Matter despite the use of commercially reasonable efforts to do so), to (i) terminate this Agreement or (ii) waive its disapproval of such exceptions without any abatement or reduction in the Purchase Price, in which case such exceptions shall then be deemed to be Permitted Exceptions. Purchaser’s failure to give a termination notice within such ten (10) Business Day period will be deemed its election to waive its disapproval and accept such exceptions as Permitted Exceptions. Following Purchaser’s approval or deemed approval of each such PTR, and in any event, on or prior to the Closing Date, the Title Company shall issue, at Purchaser’s cost, an ALTA Extended Coverage Owner’s Policy of Title Insurance (each a “Title Policy”) based upon such approved PTR, insuring title to each such interest or estate in Seller Real Property as of the Closing Date and showing title thereto in each such case to be vested in Sellers, free and clear of all Liens other than Permitted Exceptions.

(b) Surveys. Within fifteen (15) days after the date hereof, Purchaser may obtain a preliminary boundary survey of the Seller Real Property (each a “Survey” and collectively the “Surveys”). The cost of such surveys, and any subsequent or supplemental surveys obtained until finally approved by Purchaser, shall be paid by Purchaser. Purchaser shall have a period of eighteen (18) days after the date hereof to approve or disapprove the same, in its sole and absolute discretion, by notice in writing to Sellers specifying the survey exceptions which are not acceptable to Purchaser and each such matter shall be as a Disapproved Matter and treated in accordance with the provisions of subparagraph (a) above, and Purchaser shall have five (5) Business Days after the receipt of any supplemental Survey to approve or disapprove thereof by notice in writing to Sellers. Purchaser’s failure to approve any such Survey within the specified period shall constitute its approval thereof. Any item approved or deemed approved by Purchaser shall constitute a “Permitted Exception” hereunder.

(c) Purchaser’s Environmental Investigation. Without limiting the generality of Section 9.1, but subject to Section 9.8(e), Purchaser, at its option, may conduct, at Purchaser’s sole cost and expense, such independent investigations and inspections of any Seller Real Property as Purchaser shall deem reasonably necessary to ascertain the environmental condition of such Seller Real Property. Purchaser shall, within five (5) Business Days after the date hereof, deliver to Sellers any reports or other results of Purchaser’s environmental investigations of such Seller Real Property (collectively, the “Purchaser Environmental Report(s)”). Purchaser shall not undertake, without Sellers’ prior written consent, any materially invasive environmental study or any test, sampling or other action materially detrimental to the physical condition or appearance of any portion of any Seller Real Property.

(d) Sellers’ Environmental Reports. Sellers have delivered to Purchaser prior to the date hereof, and Purchaser has examined all environmental reports in any Seller’s possession or control relating to the Seller Real Property (hereinafter collectively referred to as the “Existing Environmental Report(s)”). Anything to the contrary herein notwithstanding, however, Newco and Sellers shall have no responsibility or liability with respect to any Existing Environmental Report(s) and make no representations or warranties whatsoever regarding (i) the completeness of any Existing Environmental Report(s) or (ii) the truth or accuracy of any Existing Environmental Report(s).

(e) Inspection Work; Indemnity. Purchaser shall observe, and cause its Affiliates and their respective contractors and/or agents to observe, all appropriate safety precautions in conducting any inspection of the Seller Real Property and the Purchased Assets and shall perform all work, and cause its Affiliates and their respective contractors and/or agents to perform all work, in such a manner as not to cause any material damage to the Seller Real Property, injury to any Person or material injury to the Environment or unreasonable interference with any ongoing operations at the Seller Real Property. Purchaser shall indemnify, defend and hold the Newco Indemnified Parties harmless from and against any Losses in the manner provided in Article XV resulting directly or indirectly from, or in connection with, any inspection of or other entry upon the Seller Real Property (including any investigation of the Seller Real Property necessary for completion of any Purchaser Environmental Report and any entry onto the Seller Real Property with the authorization of Sellers) by Purchaser, its Affiliates or any of their respective agents, employees, contractors or other representatives, including, without limitation, any Losses resulting, or alleged to be resulting, from any injury or death of Persons, or damage to the Seller Real Property or any other property, or mechanic’s or materialmen’s liens placed against the Seller Real Property in connection with Purchaser’s inspection thereof. Notwithstanding the foregoing, Purchaser shall have no responsibility to indemnify the Newco Indemnified Parties from any Losses resulting from any pre-existing condition of the Seller Real Property. Purchaser shall promptly repair any damage to the Seller Real Property directly or indirectly caused by any acts of Purchaser, its Affiliates or their respective contractors, and/or agents and materially restore the Seller Real Property to the condition that existed prior to Purchaser’s entry. This Section 9.8(e) shall survive the Closing or other termination of this Agreement.

9.9 No Solicitation or Negotiation.

(a) Upon and only upon receipt by the Sellers of a written notice from Purchaser and Newco that each of Purchaser’s and Newco’s conditions precedent to the Closing of this Agreement relating to the receipt of certain agreements, documents, schedules or instruments described herein but to be negotiated and agreed upon by the parties thereto following the date hereof have been satisfied or waived by Purchaser and Newco and the satisfaction or waiver of such conditions precedent relating to the Sellers (the “Document Agreement Notice”) and then only until the Closing Date or termination of this Agreement pursuant to Article XIV, neither Sellers nor Newco shall, nor shall they authorize or permit any of their Affiliates or any of their respective officers, directors, Affiliates or employees, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any Alternative Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to any Alternative Proposal; (iii) engage in discussions with any Person with respect to any Alternative Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Alternative Proposal; (v) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating or otherwise relating to any Alternative Proposal; or (vi) if any conduct or activity described in clauses (i) through (iv) above had occurred, then to immediately terminate the same and cease and desist any continuation of such conduct or activity (items (i) thorough (v) above being hereinafter collectively referred to as the “Marketing Activities”). Notwithstanding the foregoing, in the event that the form and substance of the Northstar Capital Improvement Agreement and TLH Assignment

Agreement are not agreed upon by the parties thereto by the Anticipated Closing Date, Sellers shall be entitled to undertake the Marketing Activities after the Anticipated Closing Date and until such time as the form and substance of Northstar Capital Improvement Agreement and TLH Assignment Agreement are agreed upon by the parties thereto.

(b) In addition to the obligations of Newco and Sellers set forth in Section 9.9(a), following receipt by the Sellers of the Document Agreement Notice, Newco and Sellers as promptly as practicable shall advise Purchaser in writing of any Alternative Proposal after the date of such receipt, and the material terms of such Alternative Proposal.

9.10 Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If any party elects to proceed with the Closing knowing of any failure of any condition in its favor to be satisfied or the breach of any representation, warranty, covenant or agreement by any other party, the condition that is unsatisfied or the representation, warranty, covenant or agreement which is breached at the Closing Date shall be deemed to be irrevocably waived by such party, and such party shall be deemed to have fully released and forever discharged the other parties on account of any and all claims, demands or charges, known or unknown, with respect to the same.

9.11 Third Party Estoppels. Schedule 9.11 sets forth the estoppel certificates that Purchaser desires that Sellers and Newco obtain from third parties as a result of Purchaser’s due diligence regarding the Purchased Assets (the “Third-Party Estoppels”). Neither Sellers nor Newco shall be obligated to obtain any Third-Party Estoppels other than those set forth on Schedule 9.11 unless such requests for additional Third-Party Estoppels relates to additional due diligence information that was not disclosed in writing by Newco or Sellers to Purchaser and was not reasonably discoverable by Purchaser at least five (5) Business Days prior to the Signing Date. For the purposes of the preceding sentence, documents made available to Purchaser in the Sellers’ virtual data room on or before November 25, 2006. Sellers and Newco shall use commercially reasonable efforts to obtain all Third-Party Estoppels (in forms reasonably satisfactory to Purchaser) requested by Purchaser as provided in the two immediately preceding sentences and to deliver the same to Purchaser at least five (5) Business Days prior to the Closing Date. In the event that Sellers and Newco have been unable, prior to the Closing Date, to obtain any requested Third-Party Estoppels, such failure shall not constitute a default of Sellers hereunder; nor shall such event constitute a default of Newco hereunder, provided that Newco used commercially reasonable efforts to obtain the same and if Newco delivers to Purchaser at Closing an estoppel certificate and indemnity (in form and substance reasonably satisfactory to Purchaser) confirming the truth and accuracy of the information that was intended to be confirmed in the Third-Party Estoppel(s) in question. In the event that Newco delivers an estoppel certificate an indemnity confirming the truth and accuracy of the information that was intended to be confirmed in a Third-Party Estoppel in lieu of a Third-Party Estoppel as contemplated by the preceding sentence, Newco’s obligations under such estoppel certificate and indemnity shall terminate with respect to any matters which are covered by any Third-Party Estoppel obtained after Closing by Newco in a form reasonably satisfactory to Purchaser.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION

OF EACH PARTY TO CLOSE

The obligations of Newco, Sellers and Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of the condition that the consummation of the transactions contemplated herein shall not violate any Applicable Law. Further, no temporary restraining Order, preliminary or permanent injunction, cease and desist Order or other legal restraint preventing the consummation of the transactions contemplated herein, or imposing material damages in respect thereof, shall be in effect, nor shall there be any action or proceeding pending by any unrelated third party which seeks any of the foregoing or seeks to impose conditions which would be materially burdensome upon the businesses of Sellers, taken as a whole, and which presents a substantial risk that the relief sought will be granted.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATION

OF PURCHASER TO CLOSE

The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this Article XI.

11.1 Representations and Warranties. The representations and warranties of Newco and Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date; provided, however, that if any portion of any such representation or warranty is already qualified by materiality, then for purposes of determining whether this Section 11.1 has been satisfied, that portion of such representation or warranty as so qualified must be true and correct in all respects. At the Closing, Newco and each Seller shall have delivered to Purchaser a certificate to such effect signed by the President and the Chief Financial Officer of Newco and each Seller and addressed to Purchaser.

11.2 Performance of Covenants. Each obligation of Newco and Sellers to be performed by Newco or any Seller on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date. At the Closing, Newco and each Seller shall have delivered to Purchaser a certificate to such effect signed by the President and Chief Financial Officer of Newco and each Seller and addressed to Purchaser.

11.3 Governmental and Other Approvals. All Required Governmental Approvals, all Required Contractual Consents and all other similar approvals and consents required to be obtained from any Person or Authority in order to consummate the transactions contemplated by the Transaction Documents, all such Required Governmental Approvals, Required Contractual Consents and other similar approvals and consents being identified on Schedule 11.3, shall have been obtained. All such Required Governmental

Approvals, Required Contractual Consents and such other approvals and consents shall be in effect and all conditions and requirements prescribed by any of the same to be satisfied on or prior to the Closing Date shall have been satisfied. The parties hereto shall mutually cooperate and use commercially reasonable efforts to obtain such Required Governmental Approvals and Required Contractual Consents prior to the Anticipated Closing Date and, if such Required Governmental Approvals and Required Contractual Consents are not obtained prior to the Anticipated Closing Date, will continue to mutually cooperate and use commercially reasonable efforts to obtain such Required Governmental Approvals and Required Contractual Consents prior to the Outside Closing Date. Notwithstanding anything herein to the contrary, including, without limitation, the provisions of Section 14.1(d), Purchaser shall not be obligated to close at anytime hereunder, including following the Outside Closing Date, until all such Required Governmental Approvals, Required Contractual Consents and other similar approvals and consents have been obtained.

11.4 No Material Adverse Change. There shall not have occurred between the date hereof and the Closing Date any Seller Material Adverse Effect, nor shall there have occurred any event, development or state of facts or circumstances which could reasonably be expected to result in a Seller Material Adverse Effect, either alone or together with other such occurrences. At the Closing, Newco and each Seller shall have delivered to Purchaser a certificate to such effect signed by the President and Chief Financial Officer of Newco and each Seller and addressed to Purchaser.

11.5 Material Change in Environmental Condition of Seller Real Property. No event shall have occurred following the date of this Agreement and prior to the Closing Date which would result in a material violation by any Seller of any Environmental Law.

11.6 Certain Agreements and Instruments. Purchaser shall have received at the Closing, the agreements, documents and instruments referred to in Article V to be executed and delivered to Purchaser by Newco, Sellers and other third parties at the Closing.

11.7 TLH Assignment Agreement. On or prior to the Closing Date, each of the transactions contemplated by the TLH Assignment Agreement shall have been consummated in accordance with the terms of the TLH Assignment Agreement; provided, that any failure of the foregoing to occur due to any default by Purchaser thereunder shall not be deemed a failure of a condition precedent under this Section 11.7 and shall not relieve Purchaser of any of its obligations under this Agreement.

11.8 Completion of Certain Transaction Documents. On or before, and as of the Closing Date, the terms and conditions of the documents and agreements contemplated to be attached hereto as schedules or exhibits (but the forms of which are not attached), the matters marked as “To be further negotiated” or which are bracketed within the Lease Agreement and the Loan Documents attached hereto as exhibits, that certain side letter contemplated by the Purchaser and Newco with respect to additional prorations with respect to calculations set forth in Section 4.3 hereof, the Personal Property Lease Agreement, the TLH Assignment Agreement, the Assignment and Amendment of Commercial Property Purchase Agreement, the Commercial Property Purchase Agreement, the Environmental Indemnity Agreement, the Northstar Capital Improvement Agreement, an assignment of certain existing deeds of trust in favor of TLC, an assignment of that triple net lease by and between TLH and TLC relating to certain real property more particularly described therein, the Pooling Agreement contemplated by the Lease Agreements and Personal Property Lease Agreements, the Guaranty Agreement contemplated by the Lease Agreements and Personal Property Lease Agreements, the Assignment of Non-Residential Property Option Agreement to be contemplated by the Assignment and Amendment of Commercial Property Purchase Agreement, the assignments of certain land leases to which Sellers are a party as tenant thereunder, and such other documents as the parties may reasonably require to effectuate the transactions contemplated hereby and by the Transaction Documents shall have been negotiated and the forms and substance of such documents or agreements shall have been agreed upon by all parties thereto, in each case to the satisfaction of all parties thereto in their respective sole and absolute discretion. The parties hereto agree and acknowledge that neither the failure of the parties hereto to attach as schedules or exhibits the documents and agreements contemplated to be attached hereto as schedules or exhibits, nor the failure of the parties hereto to reach agreement on the form and substance of such documents or agreements shall constitute a breach (including a breach of any representations or warranties that could be modified by such schedules) of any party’s obligations hereunder. In addition, on or before the Closing Date, negotiation and preparation of each of the required Lease Agreements based upon the form of Lease Agreement set forth in Exhibits “B” shall be completed by all parties thereto, in each case to the satisfaction of all parties thereto in their respective sole and absolute discretion. From the Signing Date until the Closing Date or earlier termination of this Agreement, each party hereto shall negotiate in good faith in an attempt to reach agreement on the terms and conditions of all such documents or agreements to which such party is proposed to be a party.

11.9 No Termination of Transaction Documents. None of the Transaction Documents that have been executed as of the date hereof shall have been terminated by any party thereto for any reason not arising from a default by Purchaser.

11.10 Title. The Title Company shall have committed to issue the Title Policy pursuant to Section 9.8 with all standard exceptions deleted and all requirements for issuance of the Title Policy satisfied and deleted. On the Closing Date, title to the Purchased Assets shall be good title, free and clear of all encumbrances other than the Permitted Liens and the other Permitted Exceptions.

11.11 Consummation of Securities Purchase Agreement. The transactions contemplated by the Securities Purchase Agreement shall have closed in accordance with the terms of such Securities Purchase Agreement, without modification (except such modifications consented to by the parties hereto), simultaneously with the Closing.

ARTICLE XII

CONDITIONS PRECEDENT TO THE OBLIGATION

OF NEWCO AND SELLERS TO CLOSE

The obligations of Newco and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this Article XII.

12.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date; provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this Section 12.1 has been satisfied, that portion of such representation or warranty as so qualified must be true and correct in all respects. At the Closing, Purchaser shall have delivered to Newco and Sellers a certificate to such effect signed by the Vice President of Purchaser, and addressed to Newco and Sellers.

12.2 Performance of Covenants. Each of the obligations of Purchaser to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date. At the Closing, Purchaser shall have delivered to Newco and Sellers a certificate to such effect signed by the Vice President of Purchaser, and addressed to Newco and Sellers.

12.3 Governmental and Other Approvals. All Required Governmental Approvals, Required Contractual Consents and other similar approvals and consents required to be obtained from any Person or Authority in order to consummate the transactions contemplated by the Transaction Documents, all such Required Governmental Approvals, Required Contractual Consents and other similar approvals and consents being identified on Schedule 12.3, shall have been obtained. The parties hereto shall mutually cooperate and use commercially reasonable efforts to obtain such Required Governmental Approvals and Required Contractual Consents prior to the Anticipated Closing Date and, if such Required Governmental Approvals and Required Contractual Consents are not obtained prior to the Anticipated Closing Date, will continue to mutually cooperate and use commercially reasonable efforts to obtain such Required Governmental Approvals and Required Contractual Consents prior to the Outside Closing Date. Notwithstanding anything herein to the contrary, including, without limitation, the provisions of Section 14.1(d), Newco shall not be obligated to close at anytime hereunder, including following the Outside Closing Date, until all such Required Governmental Approvals, Required Contractual Consents and other similar approvals and consents have been obtained.

12.4 Certain Agreements and Instruments. Newco and Sellers shall have received at the Closing, the agreements, documents and instruments referred to in Article V to be executed and delivered to Newco and Sellers by Purchaser, Sellers and other third parties at the Closing.

12.5 Completion of Certain Transaction Documents. On or before, and as of the Closing Date, the terms and conditions of the documents and agreements contemplated to be attached hereto as schedules or exhibits (but the forms of which are not attached), the matters marked as “To be further negotiated” or which are bracketed within the Lease Agreement and the Loan Documents attached hereto as exhibits, that certain side letter contemplated by the Purchaser and Newco with respect to additional prorations with respect to calculations set forth in Section 4.3 hereof, the Personal Property Lease Agreement, the TLH Assignment Agreement, the Assignment and Amendment of Commercial Property Purchase Agreement, the Commercial Property Purchase Agreement, the

Environmental Indemnity Agreement, the Northstar Capital Improvement Agreement, an assignment of certain existing deeds of trust in favor of TLC, an assignment of that triple net lease by and between TLH and TLC relating to certain real property more particularly described therein, the Pooling Agreement contemplated by the Lease Agreements and Personal Property Lease Agreements, the Guaranty Agreement contemplated by the Lease Agreements and Personal Property Lease Agreements, the Assignment of Non-Residential Property Option Agreement to be contemplated by the Assignment and Amendment of Commercial Property Purchase Agreement, the assignments of certain land leases to which Sellers are a party as tenant thereunder, and such other documents as the parties may reasonably require to effectuate the transactions contemplated hereby and by the Transaction Documents shall have been negotiated and the forms and substance of such documents or agreements shall have been agreed upon by all parties thereto, in each case to the satisfaction of all parties thereto in their respective sole and absolute discretion. The parties hereto agree and acknowledge that neither the failure of the parties hereto to attach as schedules or exhibits the documents and agreements contemplated to be attached hereto as schedules or exhibits, nor the failure of the parties hereto to reach agreement on the form and substance of such documents or agreements shall constitute a breach (including a breach of any representations or warranties that could be modified by such schedules) of any party’s obligations hereunder. In addition, on or before the Closing Date, negotiation and preparation of each of the required Lease Agreements based upon the form of Lease Agreement set forth in Exhibits “B” shall be completed by all parties thereto, in each case to the satisfaction of all parties thereto in their respective sole and absolute discretion. From the Signing Date until the Closing Date or earlier termination of this Agreement, each party hereto shall negotiate in good faith in an attempt to reach agreement on the terms and conditions of all such documents or agreements to which such party is proposed to be a party.

12.6 TLH Assignment Agreement. On or prior to the Closing Date, each of the transactions contemplated by the TLH Assignment Agreement shall have been consummated in accordance with the terms of the TLH Assignment Agreement; provided, that any failure of the foregoing to occur due to any default by Newco or Sellers thereunder shall not be deemed a failure of a condition precedent under this Section 12.6 and shall not relieve Sellers or Newco of any of their obligations under this Agreement.

12.7 No Termination of Transaction Documents. None of the Transaction Documents that have been executed as of the date hereof shall have been terminated by any party thereto for any reason not arising from a default by Newco or Sellers.

12.8 Consummation of Securities Purchase Agreement. The transactions contemplated by the Securities Purchase Agreement shall have closed in accordance with the terms of such agreement, without modification (except such modifications consented to by the parties hereto), simultaneously with the Closing. Notwithstanding the foregoing, however, any failure of any of the transactions contemplated by the Securities Purchase Agreement to so close due to any default thereunder by a party hereto shall not be deemed a failure of a condition precedent for such defaulting party’s benefit under this Section 12.8 and shall not relieve such defaulting party of any of its obligations under this Agreement, including, without limitation, any obligations arising as a result of such default.

12.9 No Seller Material Adverse Effect. There shall not have occurred between the date hereof and the Closing Date any Seller Material Adverse Effect.

ARTICLE XIII

COVENANTS AND AGREEMENTS OF THE PARTIES

AFTER CLOSING

13.1 Dispute Assistance. Each of the parties agrees that if, after the Closing Date, any dispute arises between a third party and any other party hereto, or its successors in interest, with respect to the business or operations of such party which are the subject of this Agreement, each of the parties shall cooperate with the requesting party, at no cost to the non-requesting party or its successors in interest, in the resolution of such dispute, including, without limitation, making appearances in any litigation which may result therefrom; provided, however, that such party’s agreement so to cooperate shall not be deemed an acceptance by such party of any liability arising from such dispute, as to which the other provisions of this Agreement shall control. Without limiting the generality of the foregoing, each party shall make available to the others or such successors in interest (a) any and all files and business records in such party’s custody or control pertaining to the business or operations of each party which in the reasonable opinion of the requesting party, or such successors in interest, may be necessary or useful in connection with such litigation or other resolution of such dispute and (b) any and all individuals employed by such other party whose testimony or knowledge, in the reasonable opinion of the requesting party or such successors in interest, may be necessary or useful in such litigation or other resolution of such dispute.

13.2 Further Assurances. At any time and from time to time after the Closing, each of the parties shall execute such further agreements, assignments and other documents and instruments and shall use its commercially reasonable efforts to perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement, the Transaction Documents, the other Purchaser Documents, Seller Documents and Newco Documents, as the case may be, and the transactions contemplated herein and therein.

ARTICLE XIV

TERMINATION; REMEDIES

14.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) automatically upon the termination of the Securities Purchase Agreement;

(b) by the mutual written agreement of all of the parties hereto;

(c) by Sellers or Purchaser if the Closing shall not have been consummated by Anticipated Closing Date;

(d) by Sellers or Purchaser if the Closing shall not have been consummated by the Outside Closing Date, and also by Newco if any agreement contemplated by Section 12.4 to which Newco is a party has not been agreed to by all parties thereto by, and as of, the Outside Closing Date; provided, however, that no such party may terminate this Agreement pursuant to this Section 14.1(d) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(e) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated herein or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated herein is entered, and such judgment, injunction, order or decree shall become final and nonappealable;

(f) by Purchaser or Newco if at any time prior to the Closing Date Purchaser or Newco discovers any fact, occurrence or circumstance relating to the Purchased Assets not known to Purchaser or Newco, respectively, on or before the date of this Agreement that has had or could reasonably be expected to have a Seller Material Adverse Effect;

(g) intentionally omitted; or

(h) by Sellers or Purchaser if Sellers or Newco, in the case of Purchaser, and Purchaser, in the case of Sellers, shall have breached any of its respective representations and warranties or failed to perform in any material respect any of its covenants or other agreements contemplated in this Agreement which breach or failure to perform would be reasonably likely to give rise to the failure of a condition set forth in Articles X, XI, or XII, as applicable. A termination pursuant to this Section 14.1(h) shall become effective (i) fifteen (15) days after the breaching party’s receipt of written notice from the non-breaching party of such breach, with respect to any breach that is capable of being cured, but is not cured, within such fifteen (15) days, or (ii) immediately with respect to any breach that is not capable of being cured.

14.2 Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 14.1 shall give written notice of such termination to the other parties, which shall reference the specific provision(s) of Section 14.1 pursuant to which such party is terminating this Agreement.

14.3 Effect of Termination. If this Agreement is terminated as permitted by Section 14.1, such termination shall be without liability of any party to any other party to this Agreement, except as set forth in Section 14.4, Section 14.5, 14.7 and 14.8. The provisions of Sections 9.3, 14.3, 14.4, 14.5, 14.7, 14.8, 14.9 and Article XVII, Article XVIII and Article XIX shall survive any termination of this Agreement pursuant to this Article XIV.

14.4 Termination Payments. In the event that this Agreement is terminated pursuant to the provisions of Section 14.1 hereof, the Deposit and Sellers Liquidated Damages Payment or Newco Liquidated Damages Payment (each as defined below), as applicable, shall be delivered and/or paid as follows, and the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive such termination:

(a) Deposit Returned to Purchaser. The Deposit shall be returned to Purchaser in accordance with Section 4.7 hereof if this Agreement is terminated by reason of Section 14.1(a), Section 14.1(b), Section 14.1(c) (where Sellers are the party terminating), Section 9.8, Section 14.1(d), Section 14.1(e), Section 14.1(f), or Section 14.1(h) (where Purchaser is the party terminating).

(b) Liquidated Damages Paid to Purchaser. In addition to the return of the Deposit contemplated in Section 14.4(a) above, if applicable, Purchaser shall be entitled to the Sellers Liquidated Damages Payment or the Newco Liquidated Damages Payment as set forth in Section 14.5.

(c) Deposit Delivered to Newco. The Deposit shall be delivered to Newco in accordance with Section 4.7 hereof if this Agreement is terminated pursuant to Section 14.1(c) where Purchaser is the party terminating or Section 14.1(h) where Sellers are the party terminating as a result of a breach of failure to perform by Purchaser as contemplated by Section 14.1(h).

14.5 Defaults.

(a) Seller Default. If, at or any time prior to Closing, the Sellers terminate this Agreement pursuant to Section 14.1(c) or Purchaser is not in default in any material respect regarding the performance of its obligations under this Agreement, and any Seller is in default in any material respect either regarding the performance of its obligations under this Agreement (or the Securities Purchase Agreement is terminated due to a default by BCSG thereunder) or by virtue of an uncured breach of any of its representations or warranties hereunder, and such uncured default continues for a period of fifteen (15) days after notice of such default is delivered by Purchaser to such Seller with respect to any breach or default that is capable of being cured, or immediately upon notice of such default is delivered by Purchaser to such Seller with respect to such breach or default which is not capable of being cured (each, a “Seller Default”), then Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement, in which case the full Deposit shall be promptly refunded to Purchaser in accordance with Section 4.7(c) hereof, Sellers shall pay to Purchaser as liquidated damages the amount of Two Million One Hundred and Fifty Thousand and no/100 Dollars ($2,150,000.00) (the “Sellers Liquidated Damages Payment”) and the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) notify Sellers, within thirty (30) days from the date of the notice of such default or after receipt of Seller’s notice of termination pursuant to Section 14.1(c), of Purchaser’s election to institute an action for specific performance, which action Purchaser must file within fifteen days of so notifying Sellers (provided, however, that the right to institute such action for specific performance shall only be available to Purchaser after such time as the Document Agreement Notice has been delivered and the form and substance of the Northstar Capital Improvement Agreement and TLH Assignment Agreement have been agreed to by the parties thereto). Purchaser and Sellers acknowledge and agree that if this Agreement is terminated pursuant to this Section

14.5(a), the damages that Purchaser would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, Purchaser and Sellers agree that the aforementioned Sellers Liquidated Damages Payment shall serve as full and complete liquidated damages (and not as a penalty) as Purchaser’s sole and exclusive remedy for such termination; provided, however, that in addition to such amount, Purchaser shall retain all rights and remedies under this Agreement with respect to those obligations of Sellers which expressly survive such termination. In the event that this Agreement is terminated and the Purchaser receives the Sellers Liquidated Damages Payment in accordance with this Section 14.5(a), Purchaser shall reimburse Newco for up to $250,000 of Newco’s actual out-of-pocket expenses incurred by Newco in connection with the transactions under this Agreement, the Securities Purchase Agreement and the other documents referred to herein or therein. Newco acknowledges and agrees that if this Agreement is terminated pursuant to this Section 14.5(a), the aforementioned reimbursement shall constitute Newco’s sole and absolute remedy pursuant to this Agreement; provided, however, that in addition to such amount, Newco shall retain all rights and remedies under this Agreement with respect to those obligations of Sellers which expressly survive such termination.

(b) Purchaser Default. If, at any time prior to the Closing, Purchaser terminates this Agreement pursuant to Section 14.1(c) or Sellers are not in default in any material respect regarding the performance of their obligations under this Agreement, and Purchaser is in default in any material respect regarding either the performance of its obligations under this Agreement or by virtue of an uncured breach of any of its representations or warranties hereunder, and such default continues for a period of fifteen (15) days after notice of such default is delivered by Sellers to Purchaser with respect to any breach or default that is capable of being cured, or immediately upon notice of such default is delivered by Sellers to Purchaser with respect to such breach or default which is not capable of being cured (a “Purchaser Default”), then Sellers may elect, as their sole and exclusive remedy, (a) to terminate this Agreement by providing written notice to Purchaser, in which case the full Deposit shall be promptly disbursed to Newco in accordance with Section 4.7(d) hereof and the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (b) to grant Purchaser additional time to cure such Purchaser’s Default, without waiving or prejudicing Sellers’ right to thereafter exercise its remedy under the foregoing clause (a), or (c) to waive such default and proceed to Closing pursuant to this Agreement. Purchaser and Newco acknowledge and agree that if this Agreement is terminated pursuant to this Section 14.5(b), the damages that Newco would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, Purchaser and Newco agree that Newco shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as Newco’s sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

(c) Newco Default. If, at or any time prior to Closing, Purchaser is not in default in any material respect regarding the performance of its obligations under this Agreement, and Newco is in default in any material respect either regarding the performance of its obligations under this Agreement (or the Securities Purchase Agreement is terminated due to a default by Newco thereunder) or by virtue of an uncured breach of any of its representations or warranties hereunder, and such default continues for a period of fifteen (15) days after notice of such default is delivered by Purchaser to Newco with respect to any breach or default that is capable of being cured, or immediately upon notice of such default is delivered by Purchaser to Newco with respect to such breach or default which is not capable of being cured (a “Newco Default”), then Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement, in which case the full Deposit shall be promptly refunded to Purchaser in accordance with Section 4.7(c) hereof, Newco shall pay to Purchaser as liquidated damages the amount of Two Million and no/100 Dollars ($2,000,000.00)(the “Newco Liquidated Damages Payment”) and the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) notify Sellers, within thirty (30) days from the date of the notice of such default or after receipt of Seller’s notice of termination pursuant to Section 14.1(c), of Purchaser’s election to institute an action for specific performance, which action Purchaser must file within fifteen days of so notifying Sellers (provided, however, that the right to institute such action for specific performance shall only be available to Purchaser after such time as the Document Agreement Notice has been delivered and the form and substance of the Northstar Capital Improvement Agreement and TLH Assignment Agreement have been agreed to by the parties thereto). Purchaser and Newco acknowledge and agree that if this Agreement is terminated pursuant to this Section 14.5(c), the damages that Purchaser would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, Purchaser and Newco agree that the aforementioned Newco Liquidated Damages Payment shall serve as full and complete liquidated damages (and not as a penalty) as Purchaser’s sole and exclusive remedy for such termination; provided, however, that in addition to such amount, Purchaser shall retain all rights and remedies under this Agreement with respect to those obligations of Newco which expressly survive such termination.

14.6 Specific Performance. Newco and Sellers hereby waive any rights that they may have under Applicable Law to obtain an order for specific performance of this Agreement or any other equitable remedy against Purchaser in the event of any breach by Purchaser of this Agreement. Newco and Sellers acknowledge and agree that Purchaser is not waiving the right to obtain an order for specific performance of this Agreement as set forth in Section 14.5 against Newco and/or Sellers in the event of any default by Newco and/or Sellers under this Agreement.

14.7 Attorneys’ Fees. If any party shall bring an action against the another by reason of any alleged breach of any covenant, provision or condition under this Article XIV, or to confirm or vacate any judgment or award under this Article XIV, or to enforce the same, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 14.7 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

14.8 Interest On Amounts Due. Any amount payable by one party to another under any provision of this Agreement shall bear interest at the Reference Rate from the date due until paid.

14.9 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no party to this Agreement shall be liable to any other party under this Agreement for any punitive or lost profits or other consequential damages.

ARTICLE XV

INDEMNIFICATION

Except as provided in Section 9.8(e), this Article XV is only applicable from and after the Closing. This Article XV shall survive the Closing.

15.1 Indemnification by Newco and Sellers. Subject to Section 15.5, Newco and each Seller, jointly and severally, shall, from and after the Closing, indemnify, save, insure, pay, defend and hold harmless Purchaser, each of Purchaser’s Affiliates, and each of their respective stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses which may be incurred or suffered by any such Person and which may arise out of or result from (a) any breach of any representation, warranty, covenant or agreement of Newco or any Seller contained in this Agreement; (b) any other matter as to which Newco or any Seller in any other provision of this Agreement has expressly agreed to indemnify Purchaser; (c) any Retained Liability and (d) the enforcement by any Purchaser Indemnified Party of any of its rights under this Section 15.1 or any other indemnification covenant contained in this Agreement.

15.2 Indemnification by Purchaser. Subject to Section 15.5, Purchaser shall, from and after the Closing, indemnify, save, insure, pay, defend and hold harmless Newco, each Seller, and each of Newco’s Affiliates, assigns and successors in interest, and each of their respective stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives (collectively, the “Newco Indemnified Parties”), from and against any and all Losses which may be incurred or suffered by any such Person and which may arise out of or result from (a) any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or; (b) any other matter as to which Purchaser in any other provision of this Agreement has expressly agreed to indemnify Newco; and (c) the enforcement by any Newco Indemnified Party of any of its rights under this Section 15.2 or any other indemnification covenant contained in this Agreement.

15.3 Notice to Indemnifying Party. Any party (the “Indemnified Party”) seeking indemnification pursuant to this Agreement shall promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless, in the case of a claim made by a third party, the defense of that claim is materially prejudiced by such failure.

15.4 Third Party Claims.

(a) Defense by Indemnifying Party. In connection with any indemnification claim arising out of a claim or legal proceeding (a “Third Party Claim”) by a Person who is not a party to this Agreement or is not otherwise entitled to indemnification hereunder, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim (subject to any limitations on such liability contained in this Agreement). If the Indemnifying Party assumes the defense of any such Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. Loeb & Loeb LLP is hereby approved as counsel to Sellers and Newco and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. is hereby approved as the counsel to Purchaser. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense; provided, however, that if, in the written opinion of independent legal counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party that would render it inappropriate for the same legal counsel to represent them both, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable for the costs and expenses of more than one such separate counsel. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps reasonably necessary to pursue the resolution thereof in a prompt and diligent manner, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or its control relating thereto as are reasonably requested by the Indemnifying Party, without cost to the Indemnifying Party. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all indemnifiable Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other indemnifiable Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed); (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party; and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business. Notwithstanding the foregoing, however, any Indemnified Party, shall in all cases be entitled to control of the defense of any such action if it (A) may result in liabilities which, taken with other then existing claims by such party’s Indemnified Parties under this Article XV, would not be fully indemnified hereunder; or (B) may have an adverse impact on the operations or the financial condition of such party or any of its Affiliates (including an effect on the tax liabilities, earnings or ongoing business relationships of such party or any of its Affiliates thereafter) even if the Indemnifying Party pays all indemnification amounts in full.

(b) Defense by Indemnified Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to a Third Party Claim but declines to assume and control the defense thereof or fails to give notice of its intention to do so to the Indemnified Party within thirty (30) days after its receipt of notice of such Third Party Claim from the Indemnified Party, the Indemnified Party shall assume and control the defense of such Third Party Claim; the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under its control relating thereto as are reasonably requested by the Indemnified Party; and the Indemnifying Party shall be permitted to join in the defense of such Third Party Claim and employ counsel at its expense. No such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

(c) Dispute as to Indemnification Responsibility. If the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim, the Indemnified Party may assume and control the defense thereof and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under its control relating thereto as are reasonably requested by the Indemnified Party. The Indemnifying Party shall be permitted to join in the defense of such Third Party Claim and employ counsel at its expense. No such Third Party Claim may be settled by a party without the prior written consent of the other parties, which shall not be unreasonably withheld. In the event that it is ultimately determined that the Indemnified Party is not entitled to indemnity hereunder with respect to such Third Party Claim, the Indemnifying Party shall have no liability to the Indemnified Party with respect to any indemnifiable Losses relating thereto. In the event that it is ultimately determined that the Indemnified Party is entitled to indemnity hereunder with respect to such Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party for all indemnifiable Losses sustained by the Indemnified Party relating thereto; provided, however, that in the event that a settlement offer solely for money damages is made by the Third Party Claimant, such settlement offer is in accordance with Section 15.4(a)(ii) and (iii), and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer in the event that it is ultimately determined that the Indemnified Party is entitled to indemnity hereunder with respect to such Third Party Claim, and the Indemnified Party declines to accept such offer, the liability, if any, of the Indemnifying Party hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate indemnifiable Losses of the Indemnified Party with respect to such claim.

(d) Mixed Responsibility. If a Third Party Claim presents an issue of mixed responsibility among the parties, or a circumstance as to which each of them may be required hereunder to indemnify the others in part, each of the parties shall be entitled to assume and control the defense of such portion of such Third Party Claim for which it will bear responsibility at its expense and through counsel of its choice. Each party shall cooperate with the others in such defense and make available to the other parties, at the other parties’ expense, all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as are reasonably requested by the other parties. No such Third Party Claim may be settled by either party without the prior written consent of the other parties, which shall not be unreasonably withheld.

(e) Unauthorized Settlement. If the Indemnified Party settles any Third Party Claim without the consent of the Indemnifying Party in contravention of any of the provisions of this Section 15.4, the Indemnified Party shall not be entitled to indemnity hereunder with respect to such Third Party Claim. Notwithstanding the foregoing, payments by an Indemnified Party shall not be deemed a settlement of a Third Party Claim in contravention of any of the provisions of this Section 15.4 if: (i) such payments are made in the ordinary course of business; (ii) such payments are made prior the Indemnified Party making a determination that it is entitled to indemnification hereunder; (iii) the Indemnifying Party, after notification of such Third Party Claim, has not promptly undertaken action to resolve such Third Party Claim or has denied its obligation to indemnify the Indemnified Party with respect to such Third Party Claim; or (iv) the failure to make such payment could reasonably result in an impairment of title to any of the Purchased Assets or have a material adverse effect on the value of the Purchased Assets or the Businesses.

15.5 Limitations Upon Indemnification.

(a) Indemnification Basket.

(i) Newco. Notwithstanding anything to the contrary in this Article XV, neither Newco nor any Seller shall be liable under this Article XV for any indemnifiable Losses resulting from one or more breaches of its representations, warranties, covenants or agreements contained in this Agreement or in any other Newco Document or Seller Document unless and until the aggregate amount of all such indemnifiable Losses incurred or suffered by the Purchaser Indemnified Parties exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), and then only to the extent of the indemnifiable Losses in excess of such amount. Notwithstanding the foregoing, however, Losses arising from the fraud or willful misconduct of Newco or Sellers shall be indemnifiable in full as and when incurred.

(ii) Purchaser. Notwithstanding anything to the contrary in this Article XV, Purchaser shall not be liable under this Article XV for any Losses resulting from any breach of a representation, warranty, covenant or agreement contained in this Agreement or in any other Purchaser Document unless and until the aggregate amount of all such indemnifiable Losses incurred or suffered exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), and then to the extent of the Losses in excess of such amount. Notwithstanding the foregoing, however, Losses arising from the fraud or willful misconduct of Purchaser shall be indemnifiable in full as and when incurred.

(b) Mitigation. The Indemnified Party shall take such steps as may be required by Applicable Law to be taken to mitigate all liabilities and claims, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

(c) Computation of Losses. For purposes of calculating any Losses suffered by an Indemnified Party pursuant to Sections 15.1 or 15.2, or under any other specific indemnification covenant contained in this Agreement, the amount of the Losses suffered by the Indemnified Party shall be the net amount of costs, expenses, losses or damages so suffered after giving effect to (i) any insurance proceeds recoverable with respect to the indemnified matter, (ii) the present value of any Tax Benefits attributable to such costs, expenses, losses or damages or to be derived therefrom in the same year or in a subsequent tax period and (iii) any other expenditures no longer required to be made by the Indemnified Party as a result of such indemnified matter. Each indemnifiable Loss shall bear interest at the Reference Rate from the date incurred to the date the indemnification payment with respect thereto is made.

(d) Treatment of Indemnification Payment. Any payment made pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all purposes, including Federal, state and local tax and financial accounting purposes.

(e) Survival of Representations and Covenants. With the sole exception of those covenants which are to be performed after the Closing which shall survive until a claim thereon is barred by the applicable statute of limitations, each representation, warranty, covenant and agreement contained herein or in any Seller Document, any Purchaser Document or any Newco Document shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second (2nd) anniversary of the Closing Date. If written notice of a claim has been given prior to the expiration of the applicable representation, warranty, covenant or agreement, then such claim shall survive the expiration of the relevant representation, warranty, covenant or agreement until the final resolution of such claim, provided that, with respect to any claim other than a Third Party Claim, a legal proceeding pursuing such claim is commenced by the Indemnified Party prior to the expiration of the relevant representation, warranty, covenant or agreement.

(f) Indemnification Cap; Exclusive Remedy. To the fullest extent permitted by Applicable Law and notwithstanding anything to the contrary stated in this Agreement, (i) neither Newco nor any of its Affiliates shall be liable to any Purchaser Indemnified Party or any other Person for any indemnifiable Losses or other amounts whatsoever in excess of Ten Million and No/100 Dollars ($10,000,000.00) (computed in the aggregate for Newco and all of its Affiliates); and (ii) neither Purchaser nor any of its Affiliates shall be liable to any Newco Indemnified Party or any other Person for any indemnifiable Losses or other amounts whatsoever in excess of One Million and No/100 Dollars ($1,000,000.00) (computed in the aggregate for Purchaser and all of its Affiliates); each in respect of (x) breaches by such party or any of its Affiliates of any express or implied covenants, representations or warranties contained in this Agreement or (y) other acts or omissions or negligent misrepresentations or omissions to state material facts by such party or any of its Affiliates, or their respective officers, directors, employees or agents in connection with this Agreement, whether such breaches, acts, omissions, negligent misrepresentations or omissions to state material facts occur before or after the Closing, whether the same constitute reckless, grossly negligent or negligent behavior on the part of such party or any such other Person, whether recovery therefor is based in contract, in tort or upon any other theory of recovery and whether or not the Closing occurs. Each party to this Agreement agrees that (A) the foregoing sum shall be an absolute limitation upon the aggregate liability of the other parties to this Agreement and its Affiliates for any such breaches of a covenant, representation or warranty or any such other acts, omissions, misrepresentations or omissions to state material facts and (B) no act or omission alleged to have been committed by a party or any such other Person in connection with this Agreement shall, from and after the Closing, give rise to any right of recovery to the other parties or any other Person if not expressly referred to in Section 15.1 or Section 15.2, as applicable. Without limiting the generality of the foregoing, from and after the Closing, the indemnities set forth in Sections 15.1 and 15.2 shall be the exclusive remedies of each of the parties, its officers, directors, employees, agents and Affiliates for any breach by the other parties or any of their Affiliates of any representation, warranty, covenant or agreement contained in this Agreement; no such Person shall be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which such Persons hereby waive; and no party shall be entitled to a rescission of this Agreement.

(g) Effect of and on Lease Agreements.

(i) To the extent that any post-Closing Loss suffered by a Purchaser Indemnified Party is cured or reimbursed by the Indemnifying Party in a timely manner pursuant to any provision of any Lease Agreement or Personal Property Lease Agreement through the use of the funds of the tenant under such Lease Agreement or Personal Property Lease Agreement then, for purposes of Section 15.5, such Loss shall be deemed to not have been suffered by the Indemnified Party.

(ii) To the extent that any Loss suffered by a Purchaser Indemnified Party results from a diminution in value of the Purchased Assets, and the Indemnifying Party indemnifies and pays such Purchaser Indemnified Party for such Loss, the Lease Basis (as such term is defined in the applicable Lease Agreement or Personal Property Lease Agreement) under the Lease Agreement or Personal Property Lease Agreement pursuant to which such Purchased Assets are leased to the Indemnifying Party shall be reduced by an amount equal to that portion of the Loss paid to a Purchaser Indemnified Party in consideration for such diminution in value of the Purchased Assets.

ARTICLE XVI

RESERVED

ARTICLE XVII

EXPENSES; PUBLICITY

17.1 Expenses of Sale. Except as otherwise specifically provided herein, each party shall bear its own direct and indirect expenses incurred, and the direct and indirect expenses incurred by any of its Affiliates, in connection with the negotiation and preparation of this Agreement and the other Seller Documents, Newco Documents or Purchaser Documents, as the case may be, and the consummation and performance of the transactions contemplated herein and therein.

17.2 Publicity. Up to (and including) the Closing Date, no publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by Purchaser, Sellers and Newco; provided, however, that such restrictions shall not apply to any disclosure required by Authorities, Applicable Law or the rules of any securities exchange which may be applicable. For a period of ten (10) days after the Closing Date, the parties shall consult with each other before issuing any press release or public statement with respect to this Agreement or the transactions contemplated herein, and, except as may be required by Applicable Law or the rules of any securities exchange which may be applicable, will not issue any such press release or public statement prior to such consultation.

ARTICLE XVIII

NOTICES

18.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

Purchaser:	CNL Income Properties, Inc. 450 South Orange Avenue, 12th Floor Orlando, Florida 32801 Attention: Ms. Tammie Quinlan

With a copy to:	CNL Income Properties, Inc. 450 South Orange Avenue, 12th Floor Orlando, Florida 32801 Attention: Amy Sinelli, Esquire

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: William T. Dymond, Esquire Telephone: (407) 843-4600 Facsimile: (407) 843-4444

Newco:	Booth Creek Resort Properties LLC 1000 Frontage Road West, Suite 100 Vail, Colorado 81657 Attention: Elizabeth J. Cole Telephone: (970) 476-3222 Fax: (970) 479-0291

With a copy to:	Booth Creek Resort Properties LLC 950 Red Sandstone Road #43 Vail, Colorado 81657 Attention: George N. Gillett Telephone: (970) 476-4030 Fax: (970) 476-8270

With a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-0037 Attention: Michael D. Beck, Esq. Telephone: (212) 407-4000 Facsimile: (212) 407-4990

Any Seller (prior to the Closing):	Booth Creek Ski Group, Inc. c/o 197 Clarendon Street, C-2 Boston, Massachusetts 02116 Attention: Stephen Blewitt & Scott McFetridge Telephone: (617) 572-6000 Facsimile: (617) 572-6454

With a copy to	Choate, Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 Attention: W. Brewster Lee, Esq. Telephone: (617) 248-5000 Facsimile: (617) 248-4000

Any Seller (after the Closing):	Booth Creek Resort Properties LLC 1000 Frontage Road West, Suite 100 Vail, Colorado 81657 Attention: Elizabeth J. Cole Telephone: (970) 476-3222 Fax: (970) 479-0291

With a copy to:	Booth Creek Resort Properties LLC 950 Red Sandstone Road #43 Vail, Colorado 81657 Attention: George N. Gillett Telephone: (970) 476-4030 Fax: (970) 476-8270

With a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-0037 Attention: Michael D. Beck, Esq. Telephone: (212) 407-4000 Facsimile: (212) 407-4990

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) Business Days thereafter. Either party hereto may from time to time, by notice in writing served as set forth above, designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

ARTICLE XIX

MISCELLANEOUS

19.1 Modifications and Amendments; Waivers and Consents. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the parties hereto. At any time prior to the Closing Date or termination of this Agreement, Purchaser, on the one hand, and Sellers and Newco, on the other hand, may, by written agreement:

(a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

(b) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; and

(c) waive compliance with any of the covenants or agreements of the other party contained in this Agreement. However, no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent shall be given in writing.

19.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the parties with respect to the transactions described herein; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

19.3 Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof; provided, however, that the enforcement of the rights and remedies of the parties with respect to any Seller Real Property shall be governed by and construed in accordance with the laws of the jurisdiction in which such Seller Real Property is located, and if the governing law so requires, such in rem actions shall be brought in the State or Federal Courts of the jurisdiction in which such Seller Real Property is located. Any non in rem suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or Federal courts sitting in Orlando, Florida, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Article XVII or in any other manner authorized by the applicable forum’s governing law (or, with respect to that the enforcement of the rights and remedies of the parties with respect to any Seller Real Property, the Applicable Law of the jurisdiction in which such Seller Real Property is located), and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

19.4 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Subject to Section 19.10, neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party.

19.5 Representation by Counsel; Interpretation. The parties each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Applicable Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

19.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

19.7 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

19.8 Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

19.9 No Third Party Rights. Except for the rights of the Newco Indemnified Parties and the Purchaser Indemnified Parties pursuant to Sections 15.1 and 15.2, respectively, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

19.10 Assignment by Purchaser to Affiliates. Sellers and Newco hereby acknowledge and agree that Purchaser shall have the right to designate one or more wholly-owned Affiliates to receive title to all or a portion of the Seller Owned Real Property and Seller Owned Leased Property, and the other Purchased Assets corresponding to each as applicable, or may assign its rights (but not its obligations) under this Agreement, wholly or partially with respect to all or a portion of the Seller Owned Real Property and Seller Leased Property, and the other Purchased Assets located at or otherwise used in connection with to each as applicable, to any Affiliate or Affiliates of Purchaser, but, notwithstanding any such designation or assignment, CNL Income Partners, LP shall remain fully responsible for its obligations, liabilities and agreements under this Agreement.

19.11 Post-Closing Cooperation. From and after the Closing Date, each of Purchaser, Sellers and Newco hereby agree to reasonably cooperate with the others to fully effectuate the transactions contemplated herein and in the Transaction Documents. This Section 19.11 shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

PURCHASER:

CNL INCOME PARTNERS, L.P.,
a Delaware limited partnership

By:	/s/ Tammie A. Quinlan
Name:	Tammie A. Quinlan
Title:	Executive Vice President

SELLERS:

TRIMONT LAND COMPANY,
a California corporation

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

SKI LIFTS, INC.,
a Washington corporation

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

DRE, L.L.C., a Delaware limited liability company

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

LOON MOUNTAIN RECREATION CORPORATION, a New Hampshire corporation

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

LOON REALTY CORP., a New Hampshire corporation

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

SIERRA-AT-TAHOE, INC., a Delaware corporation

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

BOOTH CREEK RESORT PROPERTIES LLC, a Delaware limited liability company

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

ESCROW AGENT:

THE TALON GROUP, a division of First American Title Insurance Company

By:	/s/ Michael J. Moore
Name:	Michael J. Moore
Title:	Commercial Division Manager